     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 29, 1995


                                                       REGISTRATION NO. 33-60397
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                          THE WILLIAMS COMPANIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                       DELAWARE                             73-0569878
             (STATE OR OTHER JURISDICTION                (I.R.S. EMPLOYER
           OF INCORPORATION OR ORGANIZATION)          IDENTIFICATION NUMBER)

                            ------------------------

                              ONE WILLIAMS CENTER
                             TULSA, OKLAHOMA 74172
                                 (918) 588-2000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                            ------------------------

                             J. FURMAN LEWIS, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                          THE WILLIAMS COMPANIES, INC.
                              ONE WILLIAMS CENTER
                             TULSA, OKLAHOMA 74172
                                 (918) 588-2000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                    COPY TO:

                             KEITH L. KEARNEY, ESQ.
                             DAVIS POLK & WARDWELL
                              450 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 450-4000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

                            ------------------------

     If any of the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

                             CROSS REFERENCE SHEET



              S-4 ITEM NUMBER AND CAPTION                          PROSPECTUS
      -------------------------------------------  -------------------------------------------
  1.  Forepart of Registration Statement and
      Outside Front Cover Page of Prospectus.....  Facing Page; Cross Reference Sheet; Outside
                                                   Front Cover Page of Prospectus
  2.  Inside Front and Outside Back Cover Pages
      of Prospectus..............................  Available Information; Incorporation of
                                                   Certain Documents by Reference; Table of
                                                   Contents
  3.  Risk Factors, Ratio of Earnings to Fixed
      Charges and Other Information..............  Prospectus Summary; Risk Factors; Special
                                                   Factors; Ratio of Earnings to Combined
                                                   Fixed Charges and Preferred Stock Dividend
                                                   Requirements
  4.  Terms of the Transaction...................  Prospectus Summary; Risk Factors; Special
                                                   Factors; The Exchange Offer; Description of
                                                   Debentures; Description of the Preferred
                                                   Stock; Certain United States Federal Income
                                                   Tax Consequences
  5.  Pro Forma Financial Information............  Capitalization
  6.  Material Contacts with the Company Being
      Acquired...................................                    *
  7.  Additional Information Required for
      Reoffering by Persons and Parties Deemed to
      be Underwriters............................                    *
  8.  Interests of Named Experts and Counsel.....  Legal Opinions; Experts
  9.  Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities................................                    *
 10.  Information with Respect to S-3
      Registrants................................  Incorporation of Certain Documents by
                                                   Reference; The Company; Capitalization;
                                                   Market and Trading Information; Description
                                                   of Debentures; Description of the Preferred
                                                   Stock
 11.  Incorporation of Certain Information by
      Reference..................................  Incorporation of Certain Documents by
                                                   Reference
 12.  Information with Respect to S-2 or S-3
      Registrants................................                    *
 13.  Incorporation of Certain Information by
      Reference..................................                    *
 14.  Information with Respect to Registrants
      Other Than S-3 or S-2 Registrants..........                    *
 15.  Information with Respect to S-3
      Companies..................................                    *
 16.  Information with Respect to S-2 or S-3
      Companies..................................                    *
 17.  Information with Respect to Companies Other
      Than S-3 or S-2 Companies..................                    *
 18.  Information if Proxies, Consents or
      Authorizations are to be Solicited.........                    *
 19.  Information if Proxies, Consents or
      Authorizations are not to be Solicited or
      in an Exchange Offer.......................                    *


- ---------------
* Item is omitted because answer is negative or item is inapplicable.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JULY   , 1995


PROSPECTUS

                          THE WILLIAMS COMPANIES, INC.
                               OFFER TO EXCHANGE
                    % QUARTERLY INCOME CAPITAL SECURITIES (QUICSSM)
            (SUBORDINATED DEFERRABLE INTEREST DEBENTURES, DUE 2025)
                                      FOR
                        $2.21 CUMULATIVE PREFERRED STOCK
                            ------------------------

               THE EXCHANGE OFFER AND THE WITHDRAWAL RIGHTS WILL
EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON            , 1995, UNLESS EXTENDED.
                            ------------------------

    The Williams Companies, Inc. (the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and in the accompanying Letter of Transmittal (the "Letter of Transmittal", which together with the Prospectus, constitute the "Exchange Offer"), to
exchange up to $90,752,500 aggregate principal amount of its     % Quarterly
Income Capital Securities (the "Debentures") (equivalent to $         per $25
principal amount of Debentures) for up to 3,630,100 shares of its $2.21 Cumulative Preferred Stock, $1.00 par value (the "Preferred Stock"), which constitute all outstanding shares of the Preferred Stock as of the date of this Prospectus.

    The Debentures are offered in minimum denominations of $25 and integral multiples thereof, and the shares of the Preferred Stock have a liquidation preference of $25 per share. Consequently, the Exchange Offer will be effected on the basis of $25 principal amount of Debentures for each share of Preferred Stock validly tendered and accepted for exchange. As part of the Exchange Offer, holders of shares of the Preferred Stock accepted for exchange in the Exchange Offer will be entitled to receive cash equal to the accrued and unpaid dividends on such shares accumulating after June 1, 1995 (the most recent dividend payment date) to the Issuance Date (as herein defined) in lieu of such dividends (such amount, without interest, the "Payment in Lieu of Accumulated Dividends"), payable on the Issuance Date to such holders.


    THE EXCHANGE OFFER IS SUBJECT TO THE CONDITION THAT A MINIMUM OF 1,000,000 SHARES OF THE PREFERRED STOCK SHALL HAVE BEEN TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER. THE EXCHANGE OFFER IS ALSO SUBJECT TO CERTAIN ADDITIONAL CONDITIONS. SEE "THE EXCHANGE OFFER -- CONDITIONS OF THE EXCHANGE OFFER".



    Pursuant to the terms and subject to the conditions of the Exchange Offer, the Company will accept for exchange any and all shares of the Preferred Stock validly tendered and not properly withdrawn prior to 5:00 p.m., New York City
time, on            , 1995 or if the Exchange Offer is extended by the Company, in its sole discretion, the latest time and date to which it is extended (the "Expiration Time"). Tenders of shares of the Preferred Stock pursuant to the Exchange Offer are irrevocable, except that shares of the Preferred Stock tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Time and, unless theretofore accepted for exchange pursuant to the Exchange Offer, may be withdrawn at any time after 40 business days from the date of this Prospectus. A holder of shares of the Preferred Stock who desires to tender such shares and whose certificates for such shares are not immediately available, or who cannot comply in a timely manner with the procedure for book-entry transfer, may tender such shares of the Preferred Stock by following the procedures for guaranteed delivery set forth in "The Exchange
Offer -- Guaranteed Delivery Procedures". For a description of the other terms of the Exchange Offer, see "The Exchange Offer". The Company will pay to any Soliciting Dealer (as herein defined) a solicitation fee of $.50 per share of the Preferred Stock tendered and accepted for exchange pursuant to the Exchange Offer, provided that the person tendering designates such Soliciting Dealer in the Letter of Transmittal. See "The Exchange Offer -- Fees and Expenses".



    See "Prospectus Summary -- Comparison of Debentures and Preferred Stock", "Risk Factors" and "Special Factors" for a description of the principal terms of and certain significant considerations relating to the Exchange Offer, the Preferred Stock and the Debentures.


    THE COMPANY, ITS BOARD OF DIRECTORS AND ITS EXECUTIVE OFFICERS MAKE NO RECOMMENDATION AS TO WHETHER ANY SHAREHOLDER SHOULD EXCHANGE ANY OR ALL OF SUCH SHAREHOLDER'S SHARES OF THE PREFERRED STOCK PURSUANT TO THE EXCHANGE OFFER. SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO EXCHANGE THEIR SHARES OF THE PREFERRED STOCK AND, IF SO, HOW MANY SHARES TO EXCHANGE.

     NEITHER THIS TRANSACTION NOR THESE SECURITIES HAVE BEEN APPROVED OR
      DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
        OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR
         MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY
             OF THE INFORMATION CONTAINED IN THIS PROSPECTUS. ANY
                 REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
- ---------------
SM LEHMAN BROTHERS HAS APPLIED FOR A SERVICE MARK FOR QUICS.
                            ------------------------

                THE DEALER MANAGERS FOR THE EXCHANGE OFFER ARE:

         LEHMAN BROTHERS                         MORGAN STANLEY & CO.
                                                    INCORPORATED
                            ------------------------

               The date of this Prospectus is             , 1995.

     The Debentures will mature on                , 2025 and will bear interest
at an annual rate of      % from the first day following the Expiration Time
(the "Issuance Date"). In addition, as part of the Exchange Offer, holders of shares of the Preferred Stock which are accepted for exchange will receive cash in the amount of the Payment in Lieu of Accumulated Dividends, payable on the Issuance Date. Interest on the Debentures will be payable quarterly in arrears on March 31, June 30, September 30 and December 31, commencing September 30, 1995 (each an "Interest Payment Date"); provided that, so long as an Event of Default (as hereinafter defined) has not occurred and is not continuing with respect to the Debentures, the Company will have the right to extend the interest payment period at any time and from time to time on the Debentures for a period not to exceed 20 consecutive quarterly interest payment periods and, as a consequence, the quarterly interest payments on the Debentures would be deferred (but would continue to accrue with interest thereon compounded quarterly at the rate of interest on the Debentures) during any such extended interest payment period (each a "Deferral Period"). In the event that the Company exercises its right, the Company may not declare or pay dividends on, or redeem, purchase or acquire, any of its Capital Stock (as herein defined) during such Deferral Period. Therefore, the Company believes that the extension of a quarterly interest payment period on the Debentures is unlikely. However, if the Company were to extend a quarterly interest payment period on the Debentures, the market price of the Debentures would likely be adversely affected. During any such Deferral Period, the Company may continue to extend the interest payment period, provided that the aggregate interest payment period, as extended, must end on an Interest Payment Date and must not exceed 20 consecutive quarterly interest payment periods or extend beyond the maturity of the Debentures or any date on which any Debentures are fixed for redemption. Upon the termination of any Deferral Period and the payment of all amounts then due, the Company may extend the quarterly payment periods anew, subject to the above requirements. See "Description of Debentures -- Quarterly Payments" and
" -- Payment Deferrals".

     The Debentures are unsecured obligations of the Company and will be subordinate to all existing and future Senior Indebtedness (as hereinafter defined) of the Company, but senior to all Capital Stock of the Company, including the Preferred Stock. On May 2, 1995, approximately $1.5 billion of such Senior Indebtedness was outstanding. In addition, the Debentures will also be effectively subordinate to all existing and future obligations of the Company's subsidiaries. On May 2, 1995 approximately $1.5 billion of indebtedness of the Company's subsidiaries not included in Senior Indebtedness was outstanding. See "Description of Debentures -- Subordination" and "Capitalization".

     Because the Company is a holding company that conducts business through its subsidiaries, the ability of the Company to pay principal of and interest on the Debentures is, to a large extent, dependent upon the Company's receipt of dividends or other payments from its subsidiaries.

     The Debentures will be redeemable at the option of the Company, in whole or in part, at any time on or after September 1, 1997 (which is the same date after which the shares of the Preferred Stock are first redeemable at the option of the Company), at a redemption price equal to 100% of the principal amount redeemed ($25 for each $25 principal amount of Debentures) plus accrued and unpaid interest to the date fixed for redemption. See "Description of Debentures -- Optional Redemption".


     For federal income tax purposes, the exchange of the shares of the Preferred Stock for Debentures will be a taxable transaction, and the Debentures will be treated as having been issued with original issue discount. The original issue discount rules may accelerate the timing of a holder's recognition of income. For a discussion of these and other United States federal income tax considerations relevant to the Exchange Offer, see "Risk Factors -- Original Issue Discount" and "-- Certain United States Federal Income Tax Consequences".


     The shares of the Preferred Stock are listed and principally traded on the
New York Stock Exchange (the "NYSE"). On                , 1995, the last full
day of trading prior to the commencement of the Exchange Offer, the closing sales price of the shares of the Preferred Stock on the NYSE as reported on the
Composite Tape was $     per share. Holders of shares of the Preferred Stock are
urged to obtain current market quotations therefor.

     The Debentures constitute a new issue of debt securities with no established trading market. While the Company intends to apply for listing of the Debentures on the NYSE, there can be no assurance that an active market for the Debentures will develop or be sustained in the future on the NYSE. Moreover, to the extent that shares of the Preferred Stock are tendered and accepted in the Exchange Offer, the liquidity and trading market for the Preferred Stock could be adversely affected.

     Lehman Brothers and Morgan Stanley & Co. Incorporated (the "Dealer Managers") are acting as Dealer Managers for the Exchange Offer. The Dealer Managers have agreed to use their best efforts to solicit the exchange of the shares of the Preferred Stock pursuant to the Exchange Offer. First Chicago Trust Company of New York (the "Exchange Agent") is acting as Exchange Agent in connection with the Exchange Offer and Morrow & Co., Inc. (the "Information Agent") is acting as Information Agent in connection with the Exchange Offer.

     Questions and requests for assistance may be directed to the Dealer Managers or the Information Agent, as set forth on the back cover of this Prospectus. Requests for or additional copies of this Prospectus, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent.

                            ------------------------

     NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER
SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING THE SHARES OF THE PREFERRED STOCK PURSUANT TO THE EXCHANGE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

     THE COMPANY IS NOT AWARE OF ANY JURISDICTION IN WHICH THE MAKING OF THE EXCHANGE OFFER IS NOT IN COMPLIANCE WITH APPLICABLE LAW. IF THE COMPANY BECOMES AWARE OF ANY JURISDICTION IN WHICH THE MAKING OF THE EXCHANGE OFFER WOULD NOT BE IN COMPLIANCE WITH APPLICABLE LAW, THE COMPANY WILL MAKE A GOOD FAITH EFFORT TO COMPLY WITH SUCH LAW. IF, AFTER SUCH GOOD FAITH EFFORT, THE COMPANY CANNOT COMPLY WITH ANY SUCH LAW, THE EXCHANGE OFFER WILL NOT BE MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS RESIDING IN SUCH JURISDICTIONS. IN ANY JURISDICTION WHERE THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE EXCHANGE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE EXCHANGE OFFER WILL BE DEEMED TO BE MADE ON BEHALF OF THE COMPANY BY THE DEALER MANAGERS OR ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

     NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY EXCHANGE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (the "Registration Statement", which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act of 1933, as amended (the "Securities Act"). The Company has filed an Issuer Tender Offer Statement on
Schedule 13E-4 (the "Schedule 13E-4", which term shall encompass all amendments exhibits, annexes and schedules thereto) and a Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3", which term shall encompass all amendments exhibits, annexes and schedules thereto) with the Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which include certain additional information relating to the Exchange Offer, and the rules and regulations promulgated thereunder, covering the Debentures being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, the Schedule 13E-4 and the Schedule 13E-3, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith files periodic reports and other information with the Commission. The Registration Statement, as well as such reports and other information filed by the Company with the Commission, may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Certain of the securities of the Company are listed on the NYSE and the Pacific Stock Exchange Inc. Reports and other information concerning the Company can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange, Inc., 301 Pine Street, San Francisco, California 90014.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents are available from The Williams Companies, Inc., One Williams Center, Tulsa, Oklahoma 74172, (918) 588-2000,
Attention: Corporate Secretary. In order to ensure timely delivery of the documents, any request should be made not later than five business days prior to the Expiration Time.

     The following documents, heretofore filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference in this Prospectus:

          1. the Company's Annual Report on Form 10-K for the year ended December 31, 1994;

          2. the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995;

          3. the Company's Current Reports on Form 8-K dated January 11, 1995, January 31, 1995 and May 4, 1995;

          4. the Company's Current Report on Form 8-K/A dated March 29, 1995, excluding item 8 of Transco Energy Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, which 10-K is incorporated by reference in the Form 8-K/A; and

          5. the Proxy Statement of the Company dated March 18, 1995.

     Each document filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Exchange Offer pursuant hereto shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing of such document. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained in this Prospectus, or in any subsequently filed document that also is or is deemed to be incorporated by reference in this Prospectus, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

                               TABLE OF CONTENTS


                                                                                        PAGE
                                                                                        ----
Available Information.................................................................   ii
Incorporation of Certain Documents by Reference.......................................  iii
Prospectus Summary....................................................................    1
Comparison of Debentures and the Preferred Stock......................................    7
Risk Factors..........................................................................    9
Special Factors.......................................................................   11
The Company...........................................................................   13
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividend
  Requirements........................................................................   14
Capitalization........................................................................   14
The Exchange Offer....................................................................   15
Market and Trading Information........................................................   24
Transactions and Arrangements Concerning the Shares of the Preferred Stock............   25
Certain United States Federal Income Tax Consequences.................................   25
Description of Debentures.............................................................   29
Description of the Preferred Stock....................................................   35
Legal Opinions........................................................................   36
Experts...............................................................................   36

                               PROSPECTUS SUMMARY

     The following summary does not purport to be complete and is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus or by documents incorporated by reference into the Prospectus. Capitalized terms used herein have the respective meanings ascribed to them elsewhere in this Prospectus.

                                  THE COMPANY

     The Company, through subsidiaries, is engaged in the transportation and sale of natural gas and related activities, natural gas gathering and processing operations, the transportation of petroleum products, the telecommunications business and provides a variety of other products and services to the energy industry and financial institutions. In January of 1995 the Company sold a major portion of its telecommunications assets and in May of 1995 the Company completed the acquisition of Transco Energy Company which, through its subsidiaries, transports natural gas to markets in the eastern half of the United States. The Company's subsidiaries currently own and operate: (i) four interstate natural gas pipeline systems and have a fifty percent interest in a fifth; (ii) a common carrier petroleum products pipeline system; and (iii) natural gas gathering and processing facilities and production properties. The Company also markets natural gas and natural gas liquids. The Company's telecommunications subsidiaries offer data, voice and video-related products and services and customer premises equipment nationwide. The Company also has investments in the equity of certain other companies.


     Prospective investors should carefully review the information contained elsewhere in this Prospectus prior to making a decision regarding the Exchange Offer and should particularly consider the following matters:


POTENTIAL BENEFITS TO EXCHANGING HOLDERS

     - The annual interest rate on the Debentures will be      %, (equivalent to
       $          per $25 principal amount of Debentures) as compared with the indicated annual dividend rate of $2.21 on the Preferred Stock. See "Comparison of Debentures and Preferred Stock".


     - The Debentures will rank senior to the shares of the Preferred Stock as to payment in respect thereof and as to the distribution of assets upon liquidation. However, the Debentures are unsecured obligations of the Company and will be, and the shares of the Preferred Stock are, subordinate in right to payment to all existing and future Senior Indebtedness of the Company and effectively subordinated to all obligations of the Company's subsidiaries. See "Risk
       Factors -- Subordination of Debentures".



     - While dividends on the shares of the Preferred Stock may be deferred indefinitely, the interest payment period on the Debentures can only be extended for a maximum of 20 consecutive quarterly interest payment periods. In each case, however, the Company believes that such deferral is unlikely. See "Risk Factors -- Right of Company to Defer Payment of Interest".


     - In order to benefit from the higher annual interest rate on the Debentures, holders of the shares of the Preferred Stock need not pay any additional cash. Holders of shares of the Preferred Stock wishing to participate in the Exchange Offer must tender their shares of the Preferred Stock in accordance with the instructions contained in "The Exchange Offer -- Procedure for Tendering Preferred Stock" and in the Letter of Transmittal prior to the Expiration Time.

POTENTIAL RISKS TO EXCHANGING HOLDERS

     - The interest payment period on the Debentures may be extended for a maximum of 20 consecutive quarterly interest payment periods. While the Company believes that such an extension is unlikely, if the Company were to extend an interest payment period, the market price of the Debentures would likely be adversely affected.

     - Participation in the Exchange Offer will be a taxable event. In addition, in the event the interest payment period on the Debentures is extended as described above, holders may be required to pay taxes on an accrual basis even though they would not receive the interest payments until a later time. See "Risk Factors -- Certain United States Federal Income Tax Consequences".


     - While dividends on the shares of the Preferred Stock are eligible for the dividends received deduction for corporate holders, interest on the Debentures will not be eligible for the dividends received deduction for corporate holders. The dividends received deduction is not applicable for individual, non-corporate holders. See "Comparison of Debentures and Preferred Stock".


     - There has not been any public market for the Debentures. While the Company intends to make an application for listing of the Debentures on the NYSE, there can be no assurance that an active market for the Debentures will develop or be sustained in the future on such exchange. See "Risk Factors -- Listing and Trading of Debentures and Preferred Stock".


OTHER CONSIDERATIONS


     - Depending upon the number of shares of the Preferred Stock exchanged pursuant to the Exchange Offer, the Preferred Stock may no longer meet the requirements of the NYSE for continued listing and may no longer continue to be registered under the Exchange Act. As a result the liquidity and trading market for the Preferred Stock could be adversely affected. See "Special Factors -- Certain Effects of the Exchange Offer; Plans of the Company after the Exchange Offer" and "Risk
       Factors -- Listing and Trading of Debentures and Preferred Stock".


     - Tendering holders will not be obligated to pay brokerage commissions or fees to the Dealer Managers, the Exchange Agent, the Information Agent or the Company or, subject to the instructions in the Letter of Transmittal with respect to special issuance instructions, transfer taxes with respect to the exchange of shares of the Preferred Stock pursuant to the Exchange Offer. Tendering holders whose shares are held by a broker, dealer, bank or trust company may, however, be charged a fee for services rendered in connection with the Exchange Offer.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     The principal purpose of the Exchange Offer is to improve the Company's after-tax cash flow by replacing shares of the Preferred Stock with Debentures. The potential cash flow benefit to the Company arises because interest payable on the Debentures will be deductible by the Company (as it accrues) for United States federal income tax purposes, while dividends payable with respect to the shares of the Preferred Stock are not deductible. See "Special
Factors -- Purpose of the Exchange Offer".

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions of the Exchange Offer, the Company is offering to exchange up to $90,752,500 aggregate principal amount of its Debentures for up to 3,630,100 shares of the Preferred Stock, which constitute all outstanding shares of the Preferred Stock as of the date of this Prospectus. Exchanges will be made on the basis of $25 principal amount of Debentures for each share of the Preferred Stock validly tendered and accepted for exchange. See "The Exchange Offer -- General".

     Pursuant to the terms and subject to the conditions of the Exchange Offer, the Company will accept for exchange any and all shares of the Preferred Stock validly tendered and not properly withdrawn prior to the Expiration Time.


     The Exchange Offer is subject to the condition that a minimum of 1,000,000 shares of the Preferred Stock shall have been tendered and not withdrawn prior to the Expiration Date (the "Minimum Condition"). The Exchange Offer is also subject to certain additional conditions. See "The Exchange Offer -- Conditions of the Exchange Offer".


SECURITIES OFFERED

     The Debentures will mature on               , 2025 and will bear interest
at an annual rate of      % from the Issuance Date. In addition, holders of
shares of the Preferred Stock accepted for exchange will receive cash in the amount of the Payment in Lieu of Accumulated Dividends, payable on the Issuance Date. Interest on the Debentures will be payable quarterly in arrears on March 31, June 30, September 30 and December 31, commencing September 30, 1995; provided that, so long as an Event of Default has not occurred and is not continuing with respect to the Debentures, the Company will have the right, upon prior notice by public announcement given in accordance with NYSE rules at any time, to extend the interest payment period at any time and from time to time on the Debentures for a period not to exceed 20 consecutive quarterly interest payment periods at any one time and, as a consequence, quarterly interest payments on the Debentures would be deferred (but would continue to accrue with interest thereon compounded quarterly at the rate of interest on the Debentures) during any Deferral Period. In the event that the Company exercises this right, the Company may not declare or pay dividends on, or redeem, purchase or acquire, any of its Capital Stock during such Deferral Period. All series of the Company's preferred stock, common stock and any other equity securities of the Company are referred to herein as "Capital Stock". Therefore, the Company believes that the extension of a quarterly interest payment period on the Debentures is unlikely. However, should the Company determine to extend such right in the future, the market price of the Debentures is likely to be adversely affected. During any such Deferral Period, the Company may continue to extend the interest payment period, provided that the aggregate interest payment period, as extended, must end on an Interest Payment Date and must not exceed 20 consecutive quarterly interest payment periods or extend beyond the maturity of the Debentures or any date on which any Debentures are fixed for redemption. Upon the termination of any Deferral Period and the payment of all amounts then due, the Company may extend the quarterly interest payment periods anew, subject to the above requirements. See "Description of Debentures -- Quarterly Payments" and " -- Payment Deferrals".

     The Debentures are unsecured obligations of the Company and will be subordinate to all existing and future Senior Indebtedness of the Company, but senior to all Capital Stock of the Company, including the Preferred Stock. On May 2, 1995, approximately $1.5 billion of such Senior Indebtedness was outstanding. As the Debentures will be issued by the Company, the Debentures will also be effectively subordinate to all obligations of the Company's subsidiaries. On May 2, 1995, approximately $1.5 billion in indebtedness of the Company's subsidiaries not included in Senior Indebtedness was outstanding. See "Description of Debentures -- Subordination". The Debentures will be redeemable at the option of the Company, in whole or in part, at any time on or after September 1, 1997 (which is the same date after which the shares of the Preferred Stock are first redeemable at the option of the Company), at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the date fixed for redemption. If fewer than all the Debentures are redeemed, the Trustee under the Indenture shall select an appropriate and fair manner pursuant to which the Debentures shall be redeemed. See "Description of Debentures -- Optional Redemption".


     For federal income tax purposes, the exchange of shares of the Preferred Stock for Debentures will be a taxable transaction, and the Debentures will be treated as having been issued with original issue discount. The original issue discount rules may accelerate the timing of a holder's recognition of income. For a discussion of these and other United States federal income tax considerations relevant to the Exchange Offer, see "Risk Factors -- Original Issue Discount" and "-- Certain United States Federal Income Tax Consequences".



EXPIRATION; EXTENSION; TERMINATION; AMENDMENT; WITHDRAWAL RIGHTS AND CONDITIONS


     The Exchange Offer will expire at 5:00 p.m., New York City time on
              , 1995, unless the Company, in its sole discretion, shall have extended the period during which the Exchange Offer is open, in which event the Exchange Offer will expire at the latest time and date as so extended by the Company. See "The Exchange Offer -- Expiration; Extension; Termination; Amendment". Tenders of shares of the Preferred Stock pursuant to the Exchange Offer are irrevocable, except that shares of the Preferred Stock tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Time and, unless theretofore accepted for exchange pursuant to the Exchange Offer, may also be withdrawn at any time after 40 business days from the date of this Prospectus. See "The Exchange Offer -- Withdrawal Rights".


     The Exchange Offer is subject to certain conditions, including the Minimum Condition. See "The Exchange Offer -- Conditions of the Exchange Offer".


PROCEDURE FOR TENDERING

     For shares of the Preferred Stock to be validly tendered pursuant to the Exchange Offer, (i) the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) properly completed and duly executed in accordance with the instructions contained herein and therein, together with any required signature guarantees, or an Agent's Message (as hereinafter defined) in connection with a book-entry transfer of shares of the Preferred Stock, must be received by the Exchange Agent, at either of its addresses set forth on the back cover page of this Prospectus and either (a) certificates for the shares of the Preferred Stock must be received by the Exchange Agent at either address or (b) such shares of the Preferred Stock must be transferred pursuant to the procedures for book-entry transfer described herein and a confirmation of such book-entry transfer must be received by the Exchange Agent, in each case prior to the Expiration Time or (ii) the guaranteed delivery procedures described herein must be complied with. See "The Exchange Offer -- General" and "-- Procedure for Tendering Preferred Stock".

     NO LETTERS OF TRANSMITTAL AND NO CERTIFICATES REPRESENTING SHARES OF THE PREFERRED STOCK SHOULD BE SENT TO THE COMPANY, THE DEALER MANAGERS OR THE INFORMATION AGENT. SUCH DOCUMENTS SHOULD ONLY BE SENT TO THE EXCHANGE AGENT.

SPECIAL PROCEDURE FOR BENEFICIAL OWNERS

     Any beneficial owner whose shares of the Preferred Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on its own behalf, such owner must, prior to completing and executing a Letter of Transmittal and delivery of its shares of Preferred Stock, either make appropriate arrangements to register ownership of the Preferred Stock in such owner's name or obtain a properly completed stock power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date. See "The Exchange Offer -- Procedure for Tendering Preferred Stock".

GUARANTEED DELIVERY PROCEDURES

     If a holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or shares of the Preferred Stock to reach the Exchange Agent before the Expiration Time or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected in accordance with the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery Procedures".

ACCRUED DIVIDENDS

     Holders of shares of the Preferred Stock accepted for exchange pursuant to the Exchange Offer will receive cash in the amount of the Payment in Lieu of Accumulated Dividends, payable on the Issuance Date. See "The Exchange
Offer -- Accrued Dividends".

     Dividends on shares of the Preferred Stock not exchanged in the Exchange Offer will continue to accrue and be payable when, as and if declared in accordance with their terms.

ACCEPTANCE OF SHARES AND DELIVERY OF DEBENTURES


     Subject to the terms and conditions of the Exchange Offer, including the reservation by the Company of the right to withdraw, amend or terminate the Exchange Offer in certain circumstances and certain other rights, the Company will accept for exchange shares of the Preferred Stock that are properly tendered in the Exchange Offer and not withdrawn prior to the Expiration Time. Subject to such terms and conditions, the Debentures issued pursuant to the Exchange Offer will be issued as of the Issuance Date and will be delivered as promptly as practicable following the Expiration Time. See "The Exchange
Offer -- General", "-- Expiration; Extension; Termination; Amendment" and
"-- Conditions of the Exchange Offer".


UNTENDERED SHARES OF THE PREFERRED STOCK

     Holders of shares of the Preferred Stock who do not tender their shares in the Exchange Offer will continue to hold such shares and will be entitled to all of the rights and preferences, and will be subject to all of the limitations, applicable thereto. Depending upon the number of shares of the Preferred Stock exchanged pursuant to the Exchange Offer, the Preferred Stock may no longer meet the requirements of the NYSE for continued listing and may no longer continue to be registered under the Exchange Act. If, as a result of the exchange of shares of the Preferred Stock pursuant to the Exchange Offer or otherwise, the shares of the Preferred Stock no longer meet the requirements of the NYSE for continued listing and the listing of the shares of the Preferred Stock is discontinued, or if the shares no longer are registered under the Exchange Act, the market for the Preferred Stock could be adversely affected. See "Special Factors -- Certain Effects of the Exchange Offer; Plans of the Company after the Exchange Offer".

EXCHANGE AGENT AND INFORMATION AGENT

     First Chicago Trust Company of New York has been appointed as Exchange Agent in connection with the Exchange Offer and Morrow & Co., Inc. has been appointed as Information Agent in connection with the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Information Agent. The addresses and telephone numbers of the Exchange Agent and the Information Agent are set forth on the back cover page of this Prospectus.

DEALER MANAGERS

     Lehman Brothers and Morgan Stanley & Co. Incorporated have been retained as Dealer Managers to solicit exchanges of shares of the Preferred Stock for Debentures. Questions with respect to the Exchange Offer may be directed to David B. Parsons, Lehman Brothers -- Liability Management Group, at 1-800-438-3242 (toll-free) or 1-212-528-7581 (collect) or to Steven C. Sahara,
Morgan Stanley & Co. Incorporated -- Preferred Stock Group, at 1-800-422-6464 ext. 6620 (toll-free).

FEES AND EXPENSES

     The expense of soliciting tenders of shares of the Preferred Stock will be borne by the Company. Subject to the receipt of a Letter of Transmittal with the part thereof entitled "Notice of Solicited Tenders" properly completed and duly executed as described herein, the Company will pay to any Soliciting Dealer (as hereinafter defined) a solicitation fee of $.50 per share of the Preferred Stock tendered and accepted for exchange pursuant to the Exchange Offer. The Company will pay all transfer taxes, if any, applicable to the exchange of shares of the Preferred Stock pursuant to the Exchange Offer. See "The Exchange Offer -- Fees and Expenses; Transfer Taxes".

                COMPARISON OF DEBENTURES AND THE PREFERRED STOCK

     The following is a brief summary comparison of certain of the principal terms of the Debentures and the Preferred Stock.

                                      DEBENTURES                     PREFERRED STOCK
                           --------------------------------  --------------------------------
Interest/Dividend Rate...       % annual interest        to  $2.21 annual dividend, payable
                           (equivalent $          per $25    quarterly out of funds legally
                           principal amount of Debentures)   available therefor on December
                           payable in arrears on December    1, March 1, June 1 and September
                           31, March 31, June 30 and         1 of each year, when, as and if
                           September 30 of each year,        declared by the Company's Board
                           commencing September 30, 1995,    of Directors.
                           subject to the Company's right
                           to defer the interest payment
                           period at any time and from time
                           to time; provided that the
                           aggregate interest payment
                           period, as extended, must end on
                           an Interest Payment Date and
                           must not exceed 20 consecutive
                           quarterly interest payment
                           periods or extend beyond the
                           maturity of the Debentures or
                           any date on which the Debentures
                           are fixed for redemption as
                           described herein. At the end of
                           each Deferral Period, the
                           Company shall pay all interest
                           then accrued and unpaid
                           (compounded quarterly at the
                           rate of interest on the
                           Debentures). During any Deferral
                           Period the Company may not
                           declare or pay any dividend on,
                           or redeem, purchase or acquire,
                           any of its Capital Stock.
                           Therefore, the Company believes
                           that the extension of a
                           quarterly interest payment
                           period on the Debentures is
                           unlikely.

Maturity.................            , 2025                  Not applicable. There is no
                                                             mandatory redemption or sinking
                                                             fund for the Preferred Stock.

Optional Redemption......  Redeemable at the option of the   Redeemable at the option of the
                           Company at any time on or after   Company at any time on or after
                           September 1, 1997, in whole or    September 1, 1997, in whole or
                           in part, at a redemption price    in part, at a redemption price
                           equal to 100% of the principal    equal to $25 per share of
                           amount redeemed ($25 for each     Preferred Stock plus accrued and
                           $25 principal amount of           accumulated but unpaid dividends
                           Debentures) plus accrued and      to the date fixed for
                           unpaid interest to the date       redemption.
                           fixed for redemption.

                                      DEBENTURES                     PREFERRED STOCK
                           --------------------------------  --------------------------------
Subordination............  Unsecured obligations of the      Subordinate to claims of
                           Company and subordinated to all   creditors, including holders of
                           existing and future Senior        the Company's outstanding debt
                           Indebtedness of the Company, but  securities, including the
                           senior to all Capital Stock of    Debentures, but senior to the
                           the Company, including the        common stock of the Company.
                           Preferred Stock. Effectively      Effectively subordinated to all
                           subordinated to all obligations   obligations of the Company's
                           of the Company's subsidiaries.    subsidiaries.

Voting Rights............  None.                             Non-voting, except that if
                                                             dividends are in arrears on any
                                                             series of preferred stock of the
                                                             Company for six quarters, the
                                                             holders of all series of the
                                                             Company's preferred stock,
                                                             voting separately as a class,
                                                             are entitled to elect two
                                                             additional members of the Board
                                                             of Directors of the Company.

New York Stock Exchange    Application will be made to list  The shares of the Preferred
  Listing................  the Debentures on the NYSE.       Stock are listed on the NYSE.

Dividends Received         Interest on the Debentures will   Dividends on the Preferred Stock
  Deduction..............  not be eligible for the           are eligible for the dividends
                           dividends received deduction for  received deduction for corporate corporate holders. The dividends  holders. The dividends received
                           received deduction is not         deduction is not applicable for
                           applicable for individual,        individual, non- corporate
                           non-corporate holders.            holders.

Original Issue             The Debentures will be treated    The shares of the Preferred
  Discount...............  as having been issued with        Stock were not issued with
                           original issue discount.          original issue discount.

                                  RISK FACTORS


     Prospective exchanging shareholders should carefully consider, in addition to the other information set forth elsewhere in this Prospectus, the following risk factors:

RIGHT OF COMPANY TO DEFER PAYMENT OF INTEREST

     So long as no Event of Default with respect to the Debentures has occurred and is continuing, the Company shall have the right, upon prior notice by public announcement given in accordance with NYSE rules at any time, to extend the interest payment period at any time and from time to time on the Debentures for a period not to exceed 20 consecutive quarterly interest payment periods. No interest shall be due and payable during a Deferral Period, but on the Interest Payment Date occurring at the end of each Deferral Period the Company shall pay to the holders of record on the record date for such Interest Payment Date (regardless of who the holders of record may have been on other dates during the Deferral Period) all accrued and unpaid interest on the Debentures, together with interest thereon compounded quarterly at the rate of interest on the Debentures. In the event that the Company exercises its right to extend, the Company may not declare or pay dividends on, or redeem, purchase or acquire, any shares of its Capital Stock until deferred interest on the Debentures is paid in full. Therefore, the Company believes that the extension of a quarterly interest payment period on the Debentures is unlikely.

     Upon the termination of any Deferral Period and the payment of all interest then due, the Company may commence a new Deferral Period. Consequently, there could be multiple Deferral Periods of varying lengths throughout the term of the Debentures. See "Description of Debentures -- Payment Deferral".

ORIGINAL ISSUE DISCOUNT

     For federal income tax purposes, the Debentures will be treated as having original issue discount. The amount of the original issue discount includible in income by a holder of Debentures for any quarter could in some circumstances exceed the interest payment on the Debentures for such holder. In addition, in the event a Deferral Period occurs, holders of the Debentures would continue, under the original issue discount rules, to accrue income on the Debentures for United States federal income tax purposes. As a result, a holder ordinarily would include such amounts in gross income in advance of the receipt of cash. A holder that disposes of its Debentures prior to the record date for payment of interest at the end of a Deferral Period will not receive cash from the Company related to such interest because such interest will be paid to the holder of record on such record date, regardless of who the holders of record may have been on other dates during the Deferral Period. The extent to which such a holder will receive a return on the Debentures for the period it held such Debentures will depend on the market for the Debentures at the time of such disposition. See "Certain United States Federal Income Tax
Consequences -- United States Holders".

     The Company has no current intention of exercising its right to extend an interest payment period.

POTENTIAL MARKET VOLATILITY DURING DEFERRAL PERIOD

     As described above, the Company has the right to extend an interest payment period from time to time for a period not exceeding 20 consecutive quarterly interest payment periods. In the event the Company determines to extend an interest payment period, or in the event the Company thereafter extends a Deferral Period, the market price of the Debentures is likely to be adversely affected. A holder that disposes of its Debentures during a Deferral Period, therefore, may not receive the same return on its investment as a holder that continues to hold its Debentures. In addition, as a result of such rights, the market price of the Debentures may be more volatile than other debt instruments that do not have such rights.

SUBORDINATION OF DEBENTURES

     The Debentures are unsecured obligations of the Company and will be subordinate to all existing and future Senior Indebtedness (as hereinafter defined) of the Company, but senior to all Capital Stock of the Company, including the Preferred Stock. On May 2, 1995, approximately $1.5 billion of such Senior

Indebtedness was outstanding. There are no terms in the Debentures that limit the Company's ability to incur additional indebtedness, including indebtedness that would rank senior to the Debentures. With respect to the Debentures, the Indenture (as hereinafter defined) does not contain any cross-defaults to any other indebtedness of the Company, and therefore, a default with respect to, or the acceleration of, any such indebtedness will not constitute an "Event of Default" with respect to the Debentures. An "Event of Default" with respect to the Debentures would constitute an "Event of Default" under certain outstanding debt agreements of the Company (a deferral of the interest payment during a Deferral Period will not constitute an Event of Default). As the Debentures will be issued by the Company, the Debentures will also be effectively subordinate to all obligations of the Company's subsidiaries. On May 2, 1995, approximately $1.5 billion of indebtedness of the Company's subsidiaries not included in Senior Indebtedness was outstanding. See "Description of Debentures" and "Capitalization".

CERTAIN LEGAL MATTERS; REGULATORY AND FOREIGN APPROVALS; NO APPRAISAL RIGHTS

     The Company is not aware of any license or regulatory permit that appears to be material to its business that might be adversely affected by its exchange of shares of the Preferred Stock for Debentures as contemplated in the Exchange Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Company's exchange for or ownership of shares of the Preferred Stock pursuant to the Exchange Offer. Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or other action. The Company cannot predict whether it may determine that it is required to delay the acceptance for exchange of, or exchange for, shares of the Preferred Stock tendered pursuant to the Exchange Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company intends to make all required filings under the Exchange Act.

     There is no shareholder vote required in connection with the Exchange
Offer.

     No appraisal rights are available to holders of shares of the Preferred Stock in connection with the Exchange Offer.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     For federal income tax purposes, the exchange of the shares of the Preferred Stock for Debentures will be a taxable transaction, and as described above under "Original Issue Discount" the Debentures will be treated as having been issued with original issue discount. The original issue discount rules may accelerate the timing of a holder's recognition of income. In addition, while dividends on the shares of the Preferred Stock are eligible for the dividends received deduction for corporate holders, interest on the Debentures will not be eligible for the dividends received deduction for corporate holders. The dividends received deduction is not applicable for individual, non-corporate holders. For a discussion of these and other United States federal income tax considerations relevant to the Exchange Offer, see "Certain United States Federal Income Tax Consequences".

LISTING AND TRADING OF DEBENTURES AND PREFERRED STOCK

     The exchange of shares of the Preferred Stock pursuant to the Exchange Offer will reduce the number of shares of the Preferred Stock that might otherwise trade publicly and the number of holders of such shares, and depending on the number of shares exchanged, could adversely affect the liquidity and market value of remaining shares held by the public.

     Depending upon the number of shares of the Preferred Stock exchanged pursuant to the Exchange Offer, the Preferred Stock may no longer meet the requirements of the NYSE for continued listing. As of May 4, 1995, there were 3,630,100 issued and outstanding shares of the Preferred Stock and 714 record holders of the shares of the Preferred Stock. According to the NYSE's published guidelines, the NYSE would consider delisting the Preferred Stock if, among other things, the number of publicly held shares of the Preferred Stock should fall below 100,000 or the aggregate market value of publicly held shares of the Preferred Stock should fall below $2,000,000. If, as a result of the exchange of shares of the Preferred Stock pursuant to the Exchange Offer or otherwise, the shares of the Preferred Stock no longer meet the requirements of the NYSE for continued listing and the listing of the shares of the Preferred Stock is discontinued, the market for the Preferred Stock could be adversely affected.

     In the event of the delisting of the Preferred Stock by the NYSE, it is possible that the Preferred Stock would continue to trade on another securities exchange or in the over-the-counter market and that price quotations would be reported by such exchange, by the NASD through the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or by other sources. The extent of the public market for such Preferred Stock and the availability of such quotations would, however, depend upon such factors as the number of shareholders remaining at such time, the interest in maintaining a market in such Preferred Stock on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors.

     There has not been any public market for the Debentures. While the Company intends to list the Debentures on the NYSE, there can be no assurance that an active market for the Debentures will develop or be sustained in the future on such exchange. Listing will depend upon the satisfaction of the NYSE's listing requirements with respect to the Debentures, including requirements as to the principal amount and distribution of the Debentures. Although the Dealer Managers have indicated to the Company that they intend to make a market in the Debentures as permitted by applicable laws and regulations, they are not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or trading for, the Debentures.

                                SPECIAL FACTORS

PURPOSE OF THE EXCHANGE OFFER

     The Company is making the Exchange Offer because it believes that the Offer will improve the Company's after-tax cash flow by replacing shares of the Preferred Stock with Debentures. The potential cash flow benefit to the Company arises because interest payable on the Debentures will be deductible by the Company (as it accrues) for United States federal income tax purposes, while dividends payable on the shares of the Preferred Stock are not deductible. Because of the current interest rate environment and the tax deductible nature of the Debentures, the Company has decided to pursue the exchange at this time. The Company's Board of Directors (the "Board of Directors") has authorized the Exchange Offer by a unanimous vote.

FAIRNESS OF THE EXCHANGE OFFER


     The Company believes the Exchange Offer is fair to holders of shares of the Preferred Stock. In particular, the Exchange Offer will result in the holders obtaining a security that is senior to the Preferred Stock, that provides for a higher interest rate than the equivalent dividend on the Preferred Stock and that provides for a definitive maturity date. The Exchange Offer does not require that a majority of unaffiliated security holders approve the Exchange Offer.



     In considering the fairness of the Exchange Offer, the Company considered the following factors: (i) claims in respect of the Debentures will rank senior to claims in respect of the Preferred Stock in the event of the Company's bankruptcy; (ii) although interest payments on the Debentures are subject to deferral, dividend payments on the Preferred Stock are also subject to deferral, and interest deferrals on the Debentures bear interest, while dividend deferrals on the Preferred Stock do not; (iii) holders of shares of the Preferred Stock have no conversion, preemption or other similar equity-related rights that they will give up in the Exchange Offer; (iv) the Debentures are expected to bear an interest rate which will be somewhat greater than the current dividend yield on the Preferred Stock; (v) although the Debentures will be treated as having original issue discount, the risk of that fact negatively impacting a holder of Debentures is not very high in light of the fact that it would only negatively impact the holder in the event of an interest deferral and the

Company believes that an interest deferral is unlikely, and (vi) the holders of the Preferred Stock are already investors in the Company and the Exchange Offer is voluntary. The Company did not assign any particular weight to any specific foregoing factor in relation to the other factors. Neither the Company nor the Board of Directors received any report, opinion (other than certain opinions of counsel relating to the validity of the Debentures and the corporate authority to make the Exchange Offer) or appraisal which is materially related to the Exchange Offer, including, but not limited to, any such report, opinion or appraisal relating to the consideration or the fairness of the consideration to be offered to the holders of the shares of the Preferred Stock or the fairness of such transaction to the Company.



     A majority of the directors who are not employees of the Company have approved the Exchange Offer, although they have not retained any unaffiliated representative to act solely on behalf of unaffiliated shareholders for the purposes of negotiating or preparing a report reviewing the terms of the Exchange Offer. Neither the Company nor the Board of Directors considered other procedural safeguards in determining the fairness of the Exchange Offer.


     The determination of the interest rate paid on the Debentures was based on the fact that the Debentures would have a structurally senior position to the Preferred Stock and on current market conditions, in light of the dividend rate on the shares of the Preferred Stock and dividend rates for debt issued by similarly rated companies.

CERTAIN EFFECTS OF THE EXCHANGE OFFER; PLANS OF THE COMPANY AFTER THE EXCHANGE OFFER

     Following the consummation of the Exchange Offer, the business and operations of the Company will be continued by the Company substantially as they are currently being conducted. Except as disclosed in this Prospectus, the Company has no present plans or proposals that would result in (i) the acquisition by any person of any material amount of additional securities of the Company, or the disposition of any material amount of securities of the Company,
(ii) an extraordinary corporate transaction, such as a merger, reorganization, liquidation or sale or transfer of a material amount of assets (other than the sale or transfer of certain non-core assets acquired by the Company through the acquisition of Transco Energy Company) involving the Company or any of its subsidiaries, (iii) any change in the present Board of Directors or management of the Company, including, but not limited to, a plan or proposal to change the number or term of the directors, to fill any existing vacancy on the Board of Directors or to change any material term of the employment contract of any executive officer, except in each case in connection with the Company's 1995 Annual Meeting of shareholders held on May 18, 1995, (iv) any material change in the present dividend rate or policy or indebtedness or capitalization of the Company (except that it is anticipated that subsidiaries of the Company may incur additional obligations to which the Debentures will be effectively subordinated), (v) any other material change in the Company's corporate structure or business or (vi) any changes in the Company's charter, bylaws or instruments corresponding thereto or any other actions which may impede the acquisition or control of the Company by any person.

     Following the expiration of the Exchange Offer, the Company may, in its sole discretion, determine to purchase any remaining shares of the Preferred Stock or of Debentures through privately negotiated transactions, open market purchases or another exchange or tender offer or otherwise, on such terms and at such prices as the Company may determine from time to time, the terms of which purchases or offers could differ from those of the Exchange Offer, except that the Company will not make any such purchases of shares of the Preferred Stock or of Debentures until the expiration of ten business days after the termination of the Exchange Offer. Any possible future purchases of shares of the Preferred Stock or of Debentures by the Company will depend on many factors, including the market prices of the shares of Preferred Stock and Debentures, the Company's business and financial position, alternative investment opportunities available to the Company, the results of the Exchange Offer and general economic and market conditions.

     Holders of shares of the Preferred Stock who do not tender their shares in the Exchange Offer will continue to hold such shares and will be entitled to all of the rights and preferences, and will be subject to all of the limitations, applicable thereto.

     Depending upon the number of shares of the Preferred Stock exchanged pursuant to the Exchange Offer, the Preferred Stock may no longer meet the requirements of the NYSE for continued listing, which could adversely affect the liquidity and market value of the Preferred Stock. See "Risk Factors -- Listing and Trading of Debentures and Preferred Stock".


     The Preferred Stock is currently registered under the Exchange Act. Registration of the Preferred Stock may be terminated upon application of the Company to the Securities and Exchange Commission (the "Commission") pursuant to
Section 12(g)(4) of the Exchange Act if the shares of the Preferred Stock are neither held by 300 or more holders of record nor listed on a national securities exchange. Termination of registration of the Preferred Stock under the Exchange Act would substantially reduce the information required to be furnished by the Company to the holders of shares of Preferred Stock (although the Company would, among other things, remain subject to the reporting obligations under the Exchange Act as a result of its other outstanding securities) and would make certain provisions of the Exchange Act, such as the requirements of Rule 13e-3 thereunder with respect to "going private" transactions, no longer applicable in respect of the Preferred Stock.

     All shares of the Preferred Stock exchanged by the Company pursuant to the Exchange Offer will be retired, canceled and thereafter returned to the status of authorized but unissued shares of the Company's preferred stock. Any shares of the Preferred Stock remaining outstanding after the Exchange Offer will continue to be redeemable at the option of the Company after September 1, 1997. See "Description of the Preferred Stock -- Optional Redemption". Upon liquidation or dissolution of the Company, holders of shares of the Preferred Stock are entitled to receive a liquidation preference in the amount of $25 per share plus dividends accrued and accumulated but unpaid to the redemption date, on a parity with holders of other Company preferred stock and prior to payment of any amounts to the holders of the Common Stock. The only other preferred stock of the Company currently outstanding is 2.5 million shares of its series of $3.50 convertible preferred stock.

     THE COMPANY, ITS BOARD OF DIRECTORS AND ITS EXECUTIVE OFFICERS MAKE NO RECOMMENDATION AS TO WHETHER ANY SHAREHOLDER SHOULD EXCHANGE ANY OR ALL OF SUCH SHAREHOLDER'S SHARES OF THE PREFERRED STOCK PURSUANT TO THE EXCHANGE OFFER. SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO EXCHANGE THEIR SHARES OF THE PREFERRED STOCK AND, IF SO, HOW MANY SHARES TO EXCHANGE.

                                  THE COMPANY

     The Company, through subsidiaries, is engaged in the transportation and sale of natural gas and related activities, natural gas gathering and processing operations, the transportation of petroleum products, the telecommunications business and provides a variety of other products and services to the energy industry and financial institutions. In January of 1995 the Company sold a major portion of its telecommunications assets and in May of 1995 the Company completed the acquisition of Transco Energy Company which, through its subsidiaries, transports natural gas to markets in the eastern half of the United States. The Company's subsidiaries currently own and operate: (i) four interstate natural gas pipeline systems and have a fifty percent interest in a fifth; (ii) a common carrier petroleum products pipeline system; and (iii) natural gas gathering and processing facilities and production properties. The Company also markets natural gas and natural gas liquids. The Company's telecommunications subsidiaries offer data, voice and video-related products and services and customer premises equipment nationwide. The Company also has investments in the equity of certain other companies.

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS



     The Company's consolidated ratios of earnings to combined fixed charges and preferred stock dividend requirements* were as follows for the respective periods indicated:



                               YEAR ENDED DECEMBER 31,
THREE MONTHS ENDED     ----------------------------------------
  MARCH 31, 1995       1994     1993     1992     1991     1990
- ------------------     ----     ----     ----     ----     ----
       2.39            2.15     2.30     1.59     1.43     1.15


- ---------------

* For the purpose of this ratio (i) earnings consist of income from continuing operations before fixed charges and income taxes for the Company, its majority-owned subsidiaries and its proportionate share of 50 percent-owned companies, less undistributed earnings of less than 50 percent-owned companies; and (ii) fixed charges consist of interest and debt expense on all indebtedness (without reduction for interest capitalized), that portion of rental payments on operating leases estimated to represent an interest factor, plus the pretax effect of preferred stock dividends of the Company and its subsidiaries.


                                  CAPITALIZATION

     The following table sets forth the consolidated debt and stockholders' equity of the Company at March 31, 1995 and adjusted to give effect to the issuance of Debentures in exchange for shares of the Preferred Stock. The "As Adjusted" column below assumes that holders of 3,630,100 shares of the Preferred Stock (which constitute all outstanding shares of the Preferred Stock) elect to participate in the Exchange Offer. The financial data at March 31, 1995 in the following table are derived from the Company's financial statements included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995, which is incorporated herein by reference. See "Incorporation by Reference."

                                                                         MARCH 31, 1995
                                                                    ------------------------
                                                                    ACTUAL       AS ADJUSTED
                                                                    ------       -----------
                                                                         (IN MILLIONS)
    Long-term debt due within one year............................  $  187         $   187
                                                                    ======         =======
    Long-term debt................................................  $2,848         $ 2,948

    Stockholders' equity Preferred stock..........................     100            --
      Common stock................................................     105             105
      Capital in excess of par value..............................     994             994
      Retained earnings...........................................   1,779           1,779
      Unamortized deferred compensation...........................      (2)             (2)
                                                                    ------         -------
                                                                     2,976           2,876
      Less treasury stock.........................................    (408)           (408)
                                                                    ------         -------
      Total stockholders' equity..................................   2,568           2,468
                                                                    ------         -------
              Total capitalization**..............................  $5,416         $ 5,416
                                                                    ======         =======

- ---------------
** Excludes minority interest in common stock and preferred stock of a subsidiary.

                               THE EXCHANGE OFFER

GENERAL

     The Company hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, to exchange up to $90,752,500 aggregate principal amount of its Debentures for up to 3,630,100 shares of the Preferred Stock, which constitutes all outstanding shares of the Preferred Stock as of the date of this Prospectus. Pursuant to the terms and subject to the conditions of the Exchange Offer, the Company will accept for exchange any and all shares of the Preferred Stock validly tendered and not properly withdrawn prior to the Expiration Time.


     The Exchange Offer is subject to the Minimum Condition, which requires that a minimum of 1,000,000 shares of the Preferred Stock shall have been tendered and not withdrawn prior to the Expiration Date. The Exchange Offer is also subject to certain additional conditions. See "The Exchange Offer -- Conditions of the Exchange Offer".


     Tendering holders will not be obligated to pay brokerage commissions or fees to the Dealer Managers, the Exchange Agent, the Information Agent or the Company or, subject to the instructions in the Letter of Transmittal with respect to special issuance instructions, transfer taxes with respect to the exchange of shares of the Preferred Stock pursuant to the Exchange Offer. The Company will pay all reasonable charges and expenses in connection with the Exchange Offer, other than any applicable income taxes or any charges that individual brokerage firms charge their clients for other services rendered in connection with tendering their shares.

EXPIRATION; EXTENSION; TERMINATION; AMENDMENT

     The Exchange Offer will expire at the Expiration Time, unless the Company, in its sole discretion, shall have extended the period during which the Exchange Offer is open, in which case the term "Expiration Time" means the latest time and date at which the Exchange Offer, as so extended by the Company, shall expire.

     The Company expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Exchange Offer is open by giving oral or written notice of such extension to the Exchange Agent and making a public announcement thereof. There can be no assurance that the Company will exercise its right to extend the Exchange Offer. During any extension of the Exchange Offer, all shares of the Preferred Stock previously tendered pursuant thereto and not exchanged or withdrawn will remain subject to the Exchange Offer and may be accepted for exchange by the Company at the expiration of the Exchange Offer subject to the right of a tendering holder to withdraw its shares of the Preferred Stock. See "Withdrawal Rights" below.


     The Company also expressly reserves the right, subject to applicable law,
(i) to delay acceptance for exchange of any shares of the Preferred Stock or terminate the Exchange Offer and not accept for exchange any shares of the Preferred Stock and promptly return all such shares to the tendering holders thereof in the event that the Minimum Condition or any of the conditions specified in "Conditions of the Exchange Offer" below are not satisfied or waived by the Company or to comply in whole or in part with applicable law, by giving oral or written notice of such delay or termination to the Exchange Agent, (ii) to waive any condition to the Exchange Offer and accept all shares of the Preferred Stock previously tendered pursuant thereto, (iii) to extend the Expiration Time and retain all shares of the Preferred Stock tendered pursuant thereto until the expiration of the Exchange Offer as extended, (iv) to amend the Exchange Offer in any respect or (v) to modify the form or amount of the consideration to be paid pursuant to the Exchange Offer. If the Exchange Offer is so amended, the term "Exchange Offer" shall mean the Exchange Offer as so amended. The reservation by the Company of the right to delay acceptance for exchange of shares of the Preferred Stock is subject to the provisions of Rule 13e-4 and Rule 14e-1(c) under the Exchange Act, which require that the Company pay the consideration offered or return the shares of the Preferred Stock deposited by or on behalf of holders thereof promptly after the termination or withdrawal of the Exchange Offer.

     Any extension, delay, termination or amendment of the Exchange Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which the Company may choose to make a public announcement of any extension, delay, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a release to the Dow Jones News Service, except in the case of an announcement of an extension of the Exchange Offer, in which case the Company shall have no obligation to publish, advertise or otherwise communicate such announcement other than by issuing a notice of such extension by press release or other public announcement, which notice shall be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date of the Exchange Offer.

     If the Company shall decide, in its sole discretion, to decrease the number of shares of the Preferred Stock being sought in the Exchange Offer or to increase or decrease the consideration offered to holders of shares of the Preferred Stock to be paid in the Exchange Offer and if, at the time that notice of such increase or decrease is first published, sent or given to holders of shares of the Preferred Stock in the manner specified above, the Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Exchange Offer will be extended until the expiration of such period of ten business days. As used in this paragraph, "business day" has the meaning set forth in Rule 14d-1 (and applicable to Regulation 14E) under the Exchange Act.

     If the Company makes a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, or waives any condition of the Exchange Offer that results in a material change to the circumstances of the Exchange Offer, the Company will disseminate additional exchange offer materials to the extent required under the Exchange Act, and will extend the Exchange Offer to the extent required in order to permit holders of the shares of the Preferred Stock adequate time to consider such materials. The minimum period during which the Exchange Offer must remain open following material changes in the terms of the Exchange Offer or information concerning the Exchange Offer, other than a change in price or percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information.

PROCEDURE FOR TENDERING PREFERRED STOCK

     The acceptance by a holder of shares of the Preferred Stock of the Exchange Offer pursuant to one of the procedures set forth below will constitute an agreement between the holder of such shares and the Company in accordance with the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal.

     For shares of the Preferred Stock to be validly tendered pursuant to the Exchange Offer, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as hereinafter defined) in connection with a book-entry transfer of shares of the Preferred Stock, and any other required documents, must be received by the Exchange Agent at one of its addresses set forth on the back cover page of this Prospectus prior to the Expiration Time. In addition, either (i) the certificates representing tendered shares of the Preferred Stock must be received by the Exchange Agent or such shares of the Preferred Stock must be tendered pursuant to the procedure for book-entry transfer described below and a confirmation of receipt of such tendered shares of the Preferred Stock must be received by the Exchange Agent, in each case prior to the Expiration Time, or (ii) the tendering holder must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF SHARES OF THE PREFERRED STOCK, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER TENDERING SUCH SHARES AND, EXCEPT AS OTHERWISE PROVIDED HEREIN, THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF SENT BY MAIL, IT IS RECOMMENDED THAT THE HOLDER USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION TIME TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION TIME.

     If a holder desires to tender shares of the Preferred Stock pursuant to the Exchange Offer but is unable to locate the certificates representing such shares to be tendered, such holder should write to or telephone First Chicago Trust Company of New York, telephone number 201-324-0137, about procedures for obtaining a replacement certificate for shares of the Preferred Stock and arranging for indemnification.

     NO LETTERS OF TRANSMITTAL AND NO CERTIFICATES REPRESENTING PREFERRED STOCK SHOULD BE SENT TO THE COMPANY, THE DEALER MANAGERS OR THE INFORMATION AGENT. SUCH DOCUMENTS SHOULD ONLY BE SENT TO THE EXCHANGE AGENT.

     Any beneficial owner whose shares of the Preferred Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf.

     Book-Entry Transfer. The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the shares of the Preferred Stock at DTC for the purpose of facilitating the Exchange Offer, and, subject to the establishment thereof, any financial institution that is a participant in DTC's system may make book-entry delivery of shares of the Preferred Stock by causing DTC to transfer such shares into the Exchange Agent's account with respect to the shares of the Preferred Stock in accordance with DTC's procedures for such transfer. Although delivery of shares of the Preferred Stock may be effected through book-entry transfer into the Exchange Agent's accounts at DTC pursuant to DTC's Automated Tender Offer Program ("ATOP") procedures, a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and other required documents, must in each case be received by the Exchange Agent at one of its addresses set forth on the back cover page of this Prospectus prior to the Expiration Time, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     The term "Agent's Message" means a message, transmitted by DTC to, and received by, the Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the shares of the Preferred Stock which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

     Signature Guarantees. All signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution, unless the shares of the Preferred Stock which are the subject of such Letter of Transmittal are tendered or executed, respectively, (i) by a registered holder (which term, for the purposes described above, shall include any participant in DTC whose name appears on a security position listing as the owner of shares of the Preferred Stock) of such shares who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If shares of the Preferred Stock are registered in the name of a person other than the signer of a Letter of Transmittal or if Debentures and/or certificates for untendered or unexchanged shares of the Preferred Stock are to be issued or returned to a person other than the registered holder, then the shares of the Preferred Stock must be endorsed by the registered holder or be accompanied by a stock power in form satisfactory to the Company duly executed by the registered holder with such signatures guaranteed by an Eligible Institution. If signatures on a Letter of Transmittal are required to be guaranteed, such guarantees must be by a member firm of a registered national securities exchange, a member of the NASD or by a commercial bank or trust company having an office in the Untied States that is a participant in the Security Transfer Agents Medallion Program or the Stock Exchange Medallion Program (each of the foregoing being referred to as an "Eligible Institution").

     Miscellaneous. Issuance of Debentures in exchange for shares of the Preferred Stock will be made only against deposit of the tendered shares of the Preferred Stock. If less than the total number of shares of the Preferred Stock evidenced by a submitted certificate for shares of the Preferred Stock is tendered, the tendering holder of shares of the Preferred Stock should fill in the number of shares tendered in the appropriate boxes on the Letter of Transmittal. The Exchange Agent will then reissue and return to the tendering holder (unless otherwise requested by the holder under "Special Issuance Instructions" and "Special Delivery Instructions" in the Letter of Transmittal), as promptly as practicable following the Expiration Time, shares of the Preferred Stock equal to the number of such delivered shares of the Preferred Stock not tendered, together with any tendered shares of the Preferred Stock that were not accepted for exchange for any reason. The total number of shares of the Preferred Stock deposited with the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

     All questions as to the form of all documents and the validity (including the time of receipt), eligibility, acceptance and withdrawal of tendered shares of the Preferred Stock will be determined by the Company, in its sole discretion, which determination shall be final and binding. The Company expressly reserves the absolute right to reject any and all tenders not in proper form and to determine whether the acceptance of or exchange by it for such tenders would be unlawful. The Company also reserves the absolute right, subject to applicable law, to waive or amend any of the conditions of the Exchange Offer or to waive any defect or irregularity in the tender of any particular shares of the Preferred Stock. None of the Company, the Exchange Agent, the Information Agent, the Dealer Managers or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. No tender of shares of the Preferred Stock will be deemed to have been validly made until all defects and irregularities with respect to such shares have been cured or waived. Any shares of the Preferred Stock received by the Exchange Agent that are not properly tendered and as to which irregularities have not been cured or waived will be returned by the Exchange Agent to the appropriate tendering holder as soon as practicable. The Company's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties.

GUARANTEED DELIVERY PROCEDURES

     If a holder desires to tender shares of the Preferred Stock and the holder's shares are not immediately available or time will not permit the holder's shares of the Preferred Stock, Letter of Transmittal or other required documents to reach the Exchange Agent prior to the Expiration Time or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

          (a) the tender is made by or through an Eligible Institution; and

          (b) prior to the Expiration Time, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) substantially in the form provided by the Company which contains a signature guaranteed by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery (unless such tender is for the account of an Eligible Institution) which sets forth the name and address of the holder of the shares of the Preferred Stock and the number of shares of the Preferred Stock tendered, states that the tender is being made thereby and guarantees that within five NYSE trading days after the Expiration Time, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of shares of the Preferred Stock, and any other documents required by the Letter of Transmittal, together with the shares of the Preferred Stock will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) all tendered shares of the Preferred Stock (or a confirmation of book-entry transfer of such shares into the Exchange Agent's account at
     DTC) as well as the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of shares of the Preferred Stock, and any other documents required by the Letter of Transmittal, are received by the Exchange Agent within five NYSE trading days after the Expiration Time.

     A Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Exchange Agent and must include a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, in all cases Debentures will only be issued in exchange for shares of the Preferred Stock accepted for exchange pursuant to the Exchange Offer after timely receipt by the Exchange Agent of certificates for such shares (or a confirmation of book-entry transfer of such shares into the Exchange Agent's account at DTC as described above), the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents.

LETTER OF TRANSMITTAL

     The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

     The party tendering shares of the Preferred Stock for exchange (the "Transferor") exchanges, assigns and transfers such shares of the Preferred Stock to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the shares of the Preferred Stock to be assigned, transferred and exchanged. The Transferor represents and warrants that it has the full power and authority to tender, exchange, assign and transfer the shares of the Preferred Stock and to acquire the Debentures issuable upon the exchange of such tendered shares of the Preferred Stock in accordance with the terms of the Exchange Offer, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the shares of the Preferred Stock free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of shares of the Preferred Stock or transfer ownership of such shares of the Preferred Stock on the account books maintained by DTC. All authority conferred by the Transferor will survive the death, bankruptcy or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

WITHDRAWAL RIGHTS

     Tenders of shares of the Preferred Stock pursuant to the Exchange Offer are irrevocable, except that shares of the Preferred Stock tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Time and, unless theretofore accepted for exchange pursuant to the Exchange Offer, may also be withdrawn at any time after 40 business days from the date of this Prospectus.

     To be effective, a written notice of withdrawal delivered by mail, hand delivery or facsimile transmission must be timely received by the Exchange Agent at the addresses set forth in the Letter of Transmittal. The method of notification is at the risk and election of the holder. Any such notice of withdrawal must specify (i) the holder named in the Letter of Transmittal as having tendered shares of the Preferred Stock to be withdrawn, (ii) if the shares of the Preferred Stock are held in certificated form, the certificate numbers of the shares of the Preferred Stock to be withdrawn, (iii) that such holder is withdrawing its election to have such shares of the Preferred Stock exchanged, and the name of the registered holder of such shares of the Preferred Stock, and such notice of withdrawal must be signed by the holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the shares of the Preferred Stock being withdrawn.

     The Exchange Agent will return the properly withdrawn shares of the Preferred Stock promptly following receipt of notice of withdrawal. If shares of the Preferred Stock have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares of the Preferred Stock and otherwise comply with DTC's procedures. All questions as to the validity of a notice of withdrawal, including the time of receipt, will be determined by the Company, and such determination will be final and binding on all parties. Withdrawal of tenders of shares of the Preferred Stock may not be rescinded and any shares of the Preferred Stock withdrawn will not thereafter be deemed to be validly tendered for the purposes of the Exchange Offer. Properly withdrawn shares of the Preferred Stock, however, may be retendered by following the procedures therefor described elsewhere herein at any time prior to the Expiration Time. See "Procedure for Tendering Preferred Stock" above.

ACCEPTANCE OF PREFERRED STOCK; ISSUANCE OF DEBENTURES


     The acceptance for exchange of shares of the Preferred Stock validly tendered and not properly withdrawn will be made as promptly as practicable after the Expiration Time. The Company expressly reserves the right to terminate the Exchange Offer and not accept for exchange any of the shares of the Preferred Stock if the Minimum Condition or any of the conditions set forth under "Conditions of the Exchange Offer" below shall not have been satisfied or waived by the Company or to comply, in whole or in part, with any applicable law. In addition, subject to the rules promulgated pursuant to the Exchange Act, the Company expressly reserves the right to delay acceptance of any of the shares of the Preferred Stock for exchange, to comply, in whole or in part, with any applicable law. For purposes of the Exchange Offer, the Company will be deemed to have accepted for exchange validly tendered and not properly withdrawn shares of the Preferred Stock if, as and when the Company gives oral or written notice thereof to the Exchange Agent. Subject to the terms and conditions of the Exchange Offer, issuance of Debentures for shares of the Preferred Stock accepted pursuant to the Exchange Offer will be made by the Exchange Agent on the Issuance Date. The Exchange Agent will act as agent for the tendering holders of shares of the Preferred Stock for the purposes of receiving Debentures from the Company. Tendered shares of the Preferred Stock not accepted for exchange by the Company, if any, will be returned without expense to the tendering holder of such shares of the Preferred Stock (or, in the case of shares of the Preferred Stock tendered by book-entry transfer into the Exchange Agent's account at DTC, such shares will be credited to an account maintained at
DTC) as promptly as practicable following the Expiration Time.


     If the Company extends the Exchange Offer, or for any reason whatsoever, acceptance for exchange or issuance of Debentures in exchange for any shares of the Preferred Stock tendered pursuant to the Exchange Offer is delayed, or the Company is unable to accept for exchange or exchange shares of the Preferred Stock tendered pursuant to the Exchange Offer, then, without prejudice to the Company's rights set forth herein, the Exchange Agent may nevertheless, on behalf of the Company and subject to rules promulgated pursuant to the Exchange Act, retain tendered shares of the Preferred Stock and such shares may not be withdrawn except to the extent that the tendering holder of such shares of the Preferred Stock is entitled to withdrawal rights as described above.

     No alternative, conditional or contingent tenders will be accepted. All tendering holders, by execution of a Letter of Transmittal, waive any right to receive notice of acceptance of their shares of the Preferred Stock for exchange.

ACCRUED DIVIDENDS

     Holders of shares of the Preferred Stock accepted for exchange in the Exchange Offer will receive cash in the amount of the Payment in Lieu of Accumulated Dividends, payable on the Issuance Date to such holders.

     Dividends on shares of the Preferred Stock not exchanged in the Exchange Offer will continue to accrue and be payable when, as and if declared in accordance with the terms of the shares of the Preferred Stock.


CONDITIONS OF THE EXCHANGE OFFER



     Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) (relating to the Company's obligation to exchange and issue Debentures for or return tendered shares of the Preferred Stock promptly after termination of the Exchange Offer), exchange and issue Debentures for any shares of the Preferred Stock tendered and may postpone the acceptance for exchange of or, subject to the restriction set forth above, postpone the exchange and issuance of, Debentures for shares of the Preferred Stock tendered and to be exchanged and may terminate or amend the Exchange Offer if, at any time prior to the time of acceptance for exchange of, or exchange and issuance of Debentures for, any such shares of the Preferred Stock (whether or not any other shares of the Preferred Stock have theretofore been accepted for exchange or Debentures have been issued in respect thereof pursuant to the Exchange Offer), any of the following events shall occur:



          (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, stockholders' equity, financial condition, operations, results of operations or prospects of the Company or any of its subsidiaries, or in the general economic or financial market conditions in the United States or abroad, which, in the sole judgment of the Company, is or may be materially adverse to the Company and its subsidiaries or its stockholders or to the value of the shares of the Preferred Stock, or there shall have been a significant decrease in the market prices of or trading in the shares of the Preferred Stock, or the Company shall have become aware of any fact or occurrence which, in the sole judgment of the Company, is or may be materially adverse with respect to the value of the shares of the Preferred Stock or the Exchange Offer's contemplated benefits to the Company; or



          (b) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market, (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (3) a declaration of a national emergency or a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (4) any limitation (whether or not mandatory) by any governmental or regulatory authority on, or any other event which in the sole judgment of the Company might affect, the nature or extension of credit by banks or other financial institutions, (5) any significant adverse change in the United States securities or financial markets, or (6) in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, in the sole judgment of the Company, a material acceleration, escalation or worsening thereof; or



          (c) there shall have been any action taken or threatened, or any statute, rule, regulation, pronouncement, judgment, order or injunction proposed, sought, promulgated, enacted, entered, enforced or deemed applicable to the Exchange Offer by any local, state, federal or foreign government or governmental authority or by any court, domestic or foreign, that, in the sole judgment of the Company, might, directly or indirectly,
     (1) make the acceptance for exchange or issuance of Debentures for some or all of the shares of the Preferred Stock illegal or otherwise restrict or prohibit consummation of the Exchange Offer, (2) result in a delay in, or restrict the ability of the Company, or render the Company unable, to accept for exchange some or all of the shares of the Preferred Stock or to issue some or all of the Debentures in exchange therefor, (3) adversely affect the transactions contemplated by the Exchange Offer, (4) otherwise adversely affect the Company or (5) result in a material limitation in the benefits expected to be derived by the Company as a result of the Exchange Offer; or



          (d) there shall be threatened, instituted or pending any action, proceeding or claim by or before any court or governmental, administrative or regulatory agency or authority or any other person or tribunal, domestic or foreign, challenging the making of the Exchange Offer, the acquisition by the Company of any shares of the Preferred Stock, or seeking to obtain any material damages as a result thereof, or, in the sole judgment of the Company, otherwise adversely affecting the Company or the value of the shares of the Preferred Stock;



which, in the sole judgment of the Company in any such case, and regardless of the circumstances (including any action or omission by the Company or any of its respective affiliates or subsidiaries) giving rise to any such condition, makes it inadvisable to proceed with the Exchange Offer or such acceptance for exchange of shares of the Preferred Stock or the issuance of the Debentures in exchange therefor.



     All the foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to such condition and may be waived by the Company, in whole or in part, at any time and from time to time, in the sole discretion of the Company, subject to any requirements to extend the Exchange Offer as described above under "Expiration; Extension; Termination; Amendment." The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the foregoing conditions shall be final and binding.



     If any of the foregoing conditions shall not be satisfied (or, with respect to the above enumerated events, shall have occurred), the Company may, subject to applicable law, (i) terminate the Exchange Offer and return all shares of the Preferred Stock tendered pursuant to the Exchange Offer to tendering security holders; (ii) extend the Exchange Offer and retain all tendered shares of the Preferred Stock until the Expiration Time for the extended Exchange Offer; or
(iii) waive the unsatisfied conditions with respect to the Exchange Offer and accept all shares of the Preferred Stock tendered pursuant to the Exchange Offer.


DEALER MANAGERS

     Lehman Brothers and Morgan Stanley & Co. Incorporated are acting as Dealer Managers for the Exchange Offer under a Dealer Managers Agreement dated
            , 1995 (the "Dealer Managers Agreement"). The Company has agreed to pay the Dealer Managers predetermined compensation for their services in connection with the Exchange Offer and to reimburse the Dealer Managers for all of their reasonable out-of-pocket expenses, including the reasonable fees and expenses of their legal counsel.

     The Dealer Managers have agreed to use their best efforts to solicit the exchange of shares of the Preferred Stock pursuant to the Exchange Offer.

     The Company has agreed to indemnify the Dealer Managers against certain liabilities, including certain liabilities under the federal securities laws.

FEES AND EXPENSES; TRANSFER TAXES

     The expenses of soliciting tenders of the shares of the Preferred Stock will be borne by the Company. For compensation to be paid to the Dealer Managers, see "Exchange Offer -- Dealer Managers".

     The Company will pay to a Soliciting Dealer (as hereinafter defined) a solicitation fee of $.50 per share of the Preferred Stock for any share of the Preferred Stock tendered and accepted for exchange pursuant to the Exchange Offer if such Soliciting Dealer has solicited and obtained such tender. "Soliciting Dealer" includes (i) any broker or dealer in securities, including the Dealer Managers in their capacity as a broker or dealer, which is a member of any national securities exchange or of the National Association of Securities Dealers, Inc. (the "NASD"), (ii) any foreign broker or dealer not eligible for membership in the NASD which agrees to conform to the NASD's Rules of Fair Practice in soliciting tenders outside the United States to the same extent as though it were an NASD member or (iii) any bank or trust company. In order for a Soliciting Dealer to receive a solicitation fee with respect to the tender of shares of the Preferred Stock, the Exchange Agent must have received a Letter of Transmittal with the portion thereof entitled "Notice of Solicited Tenders" properly completed and duly executed.


     No such fee shall be payable to a Soliciting Dealer if such Soliciting Dealer is required for any reason to transfer the amount of such fee to a tendering holder (other than itself). Soliciting Dealers are not entitled to a solicitation fee with respect to shares of the Preferred Stock beneficially owned by such Soliciting Dealer or with respect to any shares which are registered in the name of a Soliciting Dealer unless such shares are held by such Soliciting Dealer as nominee and are tendered for the benefit of beneficial holders identified in the Letter of Transmittal. The Dealer Managers may not, until the Expiration Time, buy, sell, deal or trade in the shares of the Preferred Stock for their own account. No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of the Company, the Exchange Agent, the Dealer Managers or the Information Agent for purposes of the Exchange Offer.


     The Company will pay any transfer taxes with respect to transfer and exchange of shares pursuant to the Exchange Offer. If, however, the Debentures due in respect of the shares of the Preferred Stock accepted for exchange are to be issued to, or (in the circumstances permitted hereby) if certificates for shares of the Preferred Stock not tendered or not exchanged and paid for are to be registered in the name of, any person other than the person signing the Letter of Transmittal, the amount of any transfer taxes (whether imposed on the registered holder or such person) payable on account of the transfer to such person will be deducted from the Debentures due in respect of the shares of the Preferred Stock accepted for exchange if satisfactory evidence of the payment of such taxes, or exemption therefrom, is not submitted.

     Assuming all outstanding shares of the Preferred Stock are exchanged pursuant to the Exchange Offer, it is estimated that the expenses incurred by the Company in connection with the Offers (other than the solicitation fee of $.50 per share of the Preferred Stock described above) will aggregate
approximately $          . The Company will be responsible for paying all such
expenses and anticipates that they will be paid from available cash of the Company.

EXCHANGE AGENT AND INFORMATION AGENT

     First Chicago Trust Company of New York will act as exchange agent for the Exchange Offer. All correspondence in connection with the Exchange Offer, the Letter of Transmittal and the Notice of Guaranteed Delivery should be addressed to the Exchange Agent as follows:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

          BY HAND/OVERNIGHT COURIER                              BY MAIL
             Tenders & Exchanges                           Tenders & Exchanges
                Suite 4680-WC                                 P.O. Box 2559
          14 Wall Street, 8th Floor                        Mail Suite 4660-WCI
              New York, NY 10005                          Jersey City, NJ 07303

                             Facsimile Transmission
                        (For Eligible Institutions Only)
                                 (201) 222-4720
                                 (201) 222-4721

                             Confirm by Telephone:
                                 (201) 222-4707

               Shareholder Inquiries Regarding Lost Certificates:
                                 1-201-324-0137

     The Exchange Agent is also the transfer agent for the Preferred Stock and the common stock of the Company, a lender under the Credit Agreement dated as of February 23, 1995 among the Company and certain of its subsidiaries and the banks named therein, and provides cash management services to the Company and its subsidiaries.

     Morrow & Co., Inc. will act as Information Agent for the Exchange Offer. In such capacity, the Information Agent will assist with the mailing of the Prospectus and related materials to holders of shares of the Preferred Stock, respond to inquiries of and provide information to holders of shares of the Preferred Stock in connection with the Exchange Offer and provide other similar advisory services as the Company may request from time to time. All inquiries relating to the Exchange Offer should be directed to the Information Agent as follows:

                               MORROW & CO., INC.

               909 Third Avenue                       14755 Preston Road, Suite 725
           New York, New York 10022                        Dallas, Texas 75240

                             Banks and Brokers call toll-free:
                                       1-800-662-5200
                                 All others call toll-free:
                                       1-800-566-9058

     The Company will pay the Information Agent and the Exchange Agent their reasonable and customary compensation for their services in connection with the Exchange Offer. In addition, the Company will reimburse the Exchange Agent and the Information Agent for their reasonable out-of-pocket expenses, and will indemnify the Exchange Agent and the Information Agent against certain liabilities and expenses in connection with their services, including certain liabilities under the federal securities laws. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus and related documents to beneficial holders of shares of the Preferred Stock, and in handling or forwarding tenders or consents for their customers.

     Directors, officers and regular employees of the Company, none of whom will be specifically compensated for such services, may contact holders of shares of the Preferred Stock by mail, telephone, facsimile transmission, telex, telegraph and personal interviews regarding the Exchange Offer, and may request brokers, dealers, commercial banks, trust companies and other nominees to forward this Prospectus (and all related materials) to beneficial owners of shares of the Preferred Stock.

                         MARKET AND TRADING INFORMATION

     The shares of the Preferred Stock are listed and traded on the NYSE. The following table sets forth for the calendar periods indicated the high and low closing sales prices for the shares of the Preferred Stock per share as reported in published financial sources and the dividends paid on such shares:

                                                                                  DIVIDENDS
                                                                                     PAID
                                                             HIGH      LOW       PER SHARE(1)
                                                             ---       ---       ------------
    1993:
      First Quarter........................................  26 3/4    24 5/8        .5525
      Second Quarter.......................................  27 7/8    25 7/8        .5525
      Third Quarter........................................  27 3/8    26 3/8        .5525
      Fourth Quarter.......................................  27 1/2    25 7/8        .5525

    1994:
      First Quarter........................................  26 7/8    24 7/8        .5525
      Second Quarter.......................................  26 1/8    24 1/2        .5525
      Third Quarter........................................  26 1/4    25            .5525
      Fourth Quarter.......................................  25 3/8    24 1/8        .5525

    1995:
      First Quarter........................................  26 1/8    24 1/8        .5525
      Second Quarter (through             )................                          .5525

- ---------------
(1) An annual cash dividend of $2.21 per share is payable in quarterly installments on March 1, June 1, September 1 and December 1 when and if declared by the Board of Directors.

     On             , 1995, the last full day the shares of the Preferred Stock traded prior to the commencement of the Exchange Offer, the closing sales price of the shares of the Preferred Stock on the NYSE as reported on the Composite
Tape was $     per share. There can be no assurance concerning the prices at which the shares of the Preferred Stock might be traded following the Exchange Offer. The exchange of shares of the Preferred Stock pursuant to the Exchange Offer will reduce the number of shares of the Preferred Stock that might otherwise trade publicly and the number of holders of such shares, and depending on the number of shares of the Preferred Stock exchanged, could adversely affect the liquidity and market value of the remaining shares of the Preferred Stock held by the public. Depending upon the number of shares of the Preferred Stock exchanged pursuant to the Exchange Offer, the Preferred Stock may no longer meet the requirements of the NYSE for continued listing and may no longer continue to be registered under the Exchange Act, either of which could adversely affect the market for the Preferred Stock. See "Special Factors -- Certain Effects of the Exchange Offer; Plans of the Company after the Exchange Offer".

     HOLDERS OF SHARES OF THE PREFERRED STOCK ARE URGED TO OBTAIN CURRENT INFORMATION WITH RESPECT TO THE SALES PRICES OF SHARES OF THE PREFERRED STOCK.

     There has not been any public market for the Debentures. While the Company intends to list the Debentures on the NYSE, there can be no assurance that an active market for the Debentures will develop or be sustained in the future on such exchange. Listing will depend upon the satisfaction of the NYSE's listing requirements with respect to the Debentures, including requirements as to the principal amount and distribution of the Debentures. Although the Dealer Managers have indicated to the Company that they intend to make a market in the Debentures as permitted by applicable laws and regulations, they are not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or trading market for, the Debentures.

                    TRANSACTIONS AND ARRANGEMENTS CONCERNING
                       THE SHARES OF THE PREFERRED STOCK

     The shares of the Preferred Stock were issued by the Company in an underwritten public offering for cash which was registered under the Securities Act. The offering, which closed on September 3, 1992, was for 4,000,000 shares of the Preferred Stock at a price to the public of $25.00 per share and the Company received aggregate proceeds of $96,500,000 after deducting the aggregate underwriting discount of $3,500,000, but before expenses.

     Based upon the Company's records and upon information provided to the Company by its directors, executive officers and affiliates, neither the Company nor any of its subsidiaries nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company or any of its subsidiaries, nor any associates of any of the foregoing, has effected any transactions in the Preferred Stock since the issuance of the Preferred Stock in 1992, except that the Company has effected open-market purchases of 369,900 shares of Preferred Stock for an aggregate price (not including commissions) of $9,274,368 (average per share price of $25.15) and except that the spouse of a former director purchased 2,000 shares of the Preferred Stock on the open market in 1992 (at a price of $25 7/8 per share) and 500 shares of the Preferred Stock on the open market in 1994 (at a price of $25 per share).

     Except as set forth in this Exchange Offer, neither the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers or any of the executive officers or directors of its subsidiaries, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Exchange Offer with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer of the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding
of proxies, consents or authorizations). As of                , 1995, neither
the Company nor any subsidiary or affiliate nor, to the Company's knowledge, any of their respective directors or executive officers, owns any of the shares of the Preferred Stock, except for 780 shares of the Preferred Stock owned by Keith
E. Bailey, Chairman of the Board, Chief Executive Officer, President and Director of the Company, 4,000 shares of the Preferred Stock owned by the spouse of Robert J. LaFortune, Director of the Company, and 2,000 shares of the Preferred Stock owned by a trust of which Robert J. LaFortune is a beneficiary. Mr. Bailey and Mr. LaFortune presently intend to exchange their securities in the Exchange Offer.

                         CERTAIN UNITED STATES FEDERAL
                            INCOME TAX CONSEQUENCES

     The following summary, which is based on the opinion by the Company's tax counsel, Miller & Chevalier, Chartered, addresses the material federal tax consequences of the exchange of the Preferred Shares and the ownership of Debentures. It deals only with Debentures held as capital assets and acquired pursuant to the Exchange Offer and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, life insurance companies, persons holding Debentures as a part of a hedging or conversion transaction or a straddle, United States Holders (as defined below) whose "functional currency" is not the U.S. dollar, or Non-United States Holders (as defined below) who own (actually or constructively) ten percent or more of the combined voting power of all classes of voting stock of the Company or whose ownership of Debentures is effectively connected with the conduct of a trade or business in the United States.

Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code") and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below. PERSONS CONSIDERING THE PURCHASE, OWNERSHIP OR DISPOSITION OF DEBENTURES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

     UNITED STATES HOLDERS. As used herein, a "United States Holder" means a beneficial owner of Debentures that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source. A "Non-United States Holder" means a beneficial owner of Debentures that is not a United States Holder.

     Exchange of Preferred Stock for Debentures. The exchange of Preferred Stock for Debentures pursuant to the Exchange Offer will be a taxable transaction. In the case of a United States Holder who owns (actually or constructively) solely shares of the Preferred Stock, or not more than one percent of the Preferred Stock and not more than one percent of any other class of the Company's stock, gain or loss will be recognized in an amount equal to the difference between (i) the fair market value of the Debentures on the Issuance Date (if the Debentures are traded on an established market) or the fair market value on the Issuance Date of the Preferred Stock exchanged for the Debentures (if the Debentures are not traded on an established market) and (ii) the exchanging holder's tax basis in the Preferred Stock exchanged therefor and will be long-term capital gain or loss if the Preferred Stock has been held for more than one year as of such date. Section 302 of the Code. A United States Holder's aggregate tax basis in the Debentures will be equal to the fair market value on the Issuance Date of either the Debentures or the Preferred Stock, depending on whether the Debentures are traded on an established market.

     United States Holders of Preferred Stock owning (actually or constructively) more than one percent of any other class of the Company's stock may be treated either as recognizing gain or loss on the exchange of Preferred Stock for Debentures or as receiving a dividend distribution from the Company, depending on such Holders' particular circumstances. Such United States Holders are advised to consult their own tax advisers as to the income tax consequences of exchanging Preferred Stock for Debentures.

     In determining whether a United States Holder of Preferred Stock owns solely shares of the Preferred Stock, or not more than one percent of the Preferred Stock and not more than one percent of any other class of the Company's stock, the United States Holder must take into account not only the Preferred Stock and other stock of the Company that such Holder actually owns, but also Preferred Stock and other stock of the Company that such Holder constructively owns under Section 318 of the Code. Under Section 318, a United States Holder may constructively own Preferred Stock and other stock of the Company actually owned, and in some cases constructively owned, by certain related individuals or entities, and Preferred Stock and other stock of the Company that the Holder has the right to acquire by exercise of an option. United States Holders should consult their own tax advisors about the application of the constructive ownership rules of Section 318 to their particular situations.

     Original Issue Discount. Under the terms of the Debentures, the Company has the option to defer payments of interest for up to 20 consecutive quarterly interest payment periods and to pay as a lump sum at the end of such period all of the interest that has accrued during such period. Because of this option to extend the interest payment periods, the Debentures will be issued with "original issue discount" ("OID"). A debt instrument bears OID if its "stated redemption price at maturity" exceeds its "issue price" by more than a de minimis amount. Section 1273 of the Code; Treasury Regulation Section 1.1273-1. The issue price of the Debentures will be their fair market value on the Issuance Date (if the Debentures are traded on an established market) or the fair market value on the Issuance Date of the Preferred Stock exchanged for the Debentures (if the Debentures are not traded on an established market). The stated redemption price at maturity of a debt instrument generally includes all amounts payable other than "qualified stated interest," which is defined as payments that are unconditionally payable at least annually during the entire term of the debt obligation at a single fixed rate of interest. Because of the Company's option to defer payments of interest with respect to the Debentures, none of the payments of stated interest on the Debentures will constitute qualified stated interest. Thus, the Debentures will have OID in an amount equal to the excess of all payments required to be made with respect to the Debentures over their issue price.

     A United States Holder will be required to include OID in income on a current basis, in accordance with a constant yield method based on a compounding of interest, even if such United States Holder is on the cash method of accounting. Consequently, in the event that an interest payment period is extended, a United States Holder will be required to include OID in income notwithstanding that the Company will not make any interest payments on the Debentures. A United States Holder will not recognize any income on the receipt of stated interest with respect to the Debentures. A United States Holder's tax basis in the Debentures will be increased by the amount of OID includible in income and reduced by all payments received with respect to the Debentures.

     As stated above, the issue price of the Debentures will be either their fair market value on the Issuance Date or the fair market value on the Issuance Date of the Preferred Stock exchanged for the Debentures, depending on whether the Debentures are traded on an established market. Because the issue price of the Debentures may not equal their principal amount, the yield on the Debentures as computed for purposes of applying the OID rules may differ from the stated interest rate on the Debentures. On the basis of current market prices and the advice of the Dealer Managers, the Company expects that the issue price of the Debentures will exceed their principal amount. If this expectation proves to be correct, the amount of OID includible in income by a United States Holder for any quarter will be less than the interest payment on the Debentures for that quarter. If, on the other hand, the issue price of the Debentures is less than their principal amount, the amount of OID includible in income by a United States Holder for any quarter will exceed the interest payment on the Debentures for that quarter.

     Under applicable Treasury Regulations, for purposes of computing a debt instrument's yield to maturity, the issuer is deemed to elect to exercise any unconditional option available to it under the instrument if doing so would minimize the yield on the instrument. If the issuer does not exercise such an option, then, solely for purposes of determining the accrual of OID, the yield and maturity of the instrument are redetermined by treating the instrument as reissued for an amount equal to its adjusted issue price. The Company's calculations of OID on the Debentures will reflect the Company's assumption, as of the Issuance Date and solely for purposes of calculating OID on the Debentures, as to whether the Company will exercise its right to redeem the Debentures in 1997.

     Sale, Exchange or Retirement of the Debentures. Upon the sale, exchange or retirement of Debentures, a United States Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or retirement and the adjusted tax basis of the Debentures. A United States Holder's adjusted tax basis in the Debentures will, in general, be the United States Holder's initial basis therefor, increased by OID previously included in income by the United States Holder and reduced by any cash payments on the Debentures. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement, the Debentures have been held for more than one year. Under current law, net capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

     NON-UNITED STATES HOLDERS. The following summary of the United States federal income tax consequences of ownership of Debentures by Non-United States Holders does not address (i) a Non-United States Holder who owns (actually or constructively) ten percent or more of the combined voting power of all classes of voting stock of the Company or (ii) a Non-United States Holder whose ownership of Debentures is effectively connected with such Holder's conduct of a trade or business in the United States. NON-UNITED STATES HOLDERS WHO OWN (ACTUALLY OR CONSTRUCTIVELY) TEN PERCENT OR MORE OF THE COMPANY'S VOTING POWER OR WHOSE OWNERSHIP OF DEBENTURES IS EFFECTIVELY CONNECTED WITH A CONDUCT OF A TRADE OR BUSINESS IN THE UNITED STATES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE UNITED STATES FEDERAL TAX CONSEQUENCES, AS WELL AS OTHER TAX CONSEQUENCES, OF OWNERSHIP OF DEBENTURES.

     Exchange of Preferred Stock for Debentures. Subject to the discussion below concerning backup withholding, if a Non-United States Holder certifies to the Company that such Holder owns (actually or constructively) solely shares of the Preferred Stock, or not more than one percent of the shares of the Preferred Stock and not more than one percent of any other class of the Company's stock, the Company will not withhold United States federal income tax on the issuance of Debentures to such Holder in exchange for Preferred Stock. In determining whether it can make this certification, a Non-United States Holder must take into account not only the Preferred Stock and other stock of the Company that such Holder actually owns, but also Preferred Stock and other stock of the Company that such Holder constructively owns under Section 318 of the Code. See "United States Holders -- Exchange of Preferred Stock for Debentures" above. Non-United States Holders should consult their own United States tax advisors with respect to the application of the constructive ownership rules of Section 318 to their particular situations.

     If a Non-United States Holder makes the certification described above, any gain recognized by such Holder on the exchange of Preferred Stock for Debentures will generally not be subject to United States federal income tax unless (i) such Holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met or
(ii) the Company is, or has been at any time during the five-year period ending on the Issuance Date, a "United States real property holding corporation and, at any time during such five-year period, such Holder owned (actually or constructively) more than five percent of the Preferred Stock. The Company has not determined whether it is, or has been, a United States real property holding corporation. Non-United States Holders who have owned (actually or constructively) more than five percent of the Preferred Stock at any time during the past five years should consult their own United States tax advisors.

     If a Non-United States Holder does not provide the certification described above, the Company will treat the fair market value of the Debentures (or, if the Debentures are not traded on an established market, the fair market value of the Preferred Stock exchanged for the Debentures) on the Issuance Date as a dividend and will withhold federal income tax at a rate of 30% of this amount unless such Non-United States Holder is entitled to a reduced rate of withholding tax under the provisions of an income tax treaty, in which case the tax will be withheld at the reduced rate. If the Company collects United States withholding tax on the exchange of Preferred Stock for Debentures, a Non-United States Holder may be eligible to obtain a refund of such tax from the Internal Revenue Service if it establishes that the exchange does not give rise to dividend income, as described above under "United States Holders -- Exchange of Preferred Stock for Debentures" or otherwise establishes a complete or partial exemption from such withholding tax.

     Payments on Debentures. Subject to the discussion of backup withholding below, no withholding of United States federal income tax will be imposed with respect to the payment by the Company or its paying agent of principal or interest (which for purposes of this discussion includes OID) on Debentures to a Non-United States Holder, provided that (i) such Non-United States Holder is not a controlled foreign corporation that is related to the Company through stock ownership, (ii) such Non-United States Holder is not a bank whose receipt of interest on the Debentures is described in Section 881(c)(3)(A) of the Code and
(iii) either (y) such Non-United States Holder certifies to the Company or its agent, under the penalties of perjury, that it is not a United States person and provides its name and address on Form W-8 or its equivalent or (z) a financial institution holding the Debentures on behalf of such Non-United States Holder certifies to the Company or its agent, under penalties of perjury, that such statement has been received by it and furnishes the Company or its agent with a copy thereof.

     Sale, Exchange or Retirement of the Debentures. Subject to the discussion of backup withholding below, no United States federal income tax, including withholding tax, will be imposed with respect to any gain realized by a Non-United States Holder upon the sale, exchange or retirement of Debentures unless such Holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale, exchange or retirement and certain other conditions are met.

     Federal Estate Taxes. Debentures beneficially owned by an individual who at the time of death is a Non-United States Holder will not be subject to United States federal estate tax as a result of such individual's death, provided that the income on such Debentures would not have been, if received at the time of such individual's death, effectively connected with the conduct of a trade or business by such individual in the United States.

     BACKUP WITHHOLDING AND INFORMATION REPORTING. In general, information reporting may apply to (i) the Debentures issued in exchange for Preferred Stock pursuant to the Exchange Offer, (ii) principal and interest (including OID) on the Debentures, and (iii) the proceeds of sale of the Debentures if any such payments are made to United States Holders other than certain exempt recipients (such as corporations). A 31 percent backup withholding tax will apply to payments described in the preceding sentence unless the United States Holder provides a taxpayer identification number and otherwise complies with applicable backup withholding rules.

     No information reporting on IRS Form 1099 OID or backup withholding will be required with respect to payments of principal and interest (including OID) on the Debentures made by the Company or any paying agent to a Non-United States Holder if the statement described in (iii) under "Non-United States Holders -- Payments on Debentures" has been received and the payor does not have actual knowledge that the beneficial owner is a United States person. However, interest (including OID) on Debentures owned by Non-United States Holder will be required to be reported annually on IRS Form 1042S.

     Payments of the proceeds of the sale by a Non-United States Holder of Debentures, and the exchange of Preferred Stock for Debentures pursuant to the Exchange Offer, made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is, for federal income tax purposes, a United States person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for a specified three-year period from the conduct of a trade or business in the United States, such payments will not be subject to backup withholding but may be subject to information reporting. Any such payments made to or through the United States office of a broker will be subject to information reporting and backup withholding unless the Non-United States Holder or the beneficial owner certifies as to its non-United States status or otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the Holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

                           DESCRIPTION OF DEBENTURES

     The Debentures will constitute a series of notes issued under the
Subordinated Debt Indenture, dated as of               , 1995 (the "Indenture"),
between the Company and Chemical Bank, as trustee (the "Trustee"). The following statements with respect to the Debentures are summaries and are subject to the detailed provisions of the Trust Indenture Act and the Indenture, a copy of the form of which has been filed as an exhibit to the Registration Statement. The following summarizes the material provisions of the Indenture. The summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Debentures and the Indenture, including the definitions therein of certain terms capitalized and not otherwise defined in this Prospectus. Wherever references are made to particular provisions of the Indenture or terms defined therein, such provisions or definitions are incorporated by reference as part of the statements made and such statements are qualified in their entirety by such references.

     The Indenture does not limit the amount of debt securities, debentures, notes or other evidences of indebtedness that may be issued by the Company or any of its Subsidiaries. The Indenture defines "Subsidiary" to mean any corporation at least a majority of the outstanding securities of which having ordinary voting power shall be owned by the Company and/or another Subsidiary or Subsidiaries. All of the operating assets of the Company and its Subsidiaries are owned by its Subsidiaries. Therefore, the Company's rights and the rights of its creditors, including holders of Debentures, to participate in the assets of any Subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of the Subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against the Subsidiary. The ability of the Company to pay principal of and interest on the Debentures is, to a large extent, dependent upon the receipt by it of dividends or other payments from its Subsidiaries.

     The Indenture provides that additional debt securities may be issued from time to time thereunder in one or more series without limitation as to aggregate principal amount. The Indenture does not contain any covenant or other provision which would afford holders of the Debentures protection in the event of a highly leveraged transaction involving the Company or any Subsidiary.

GENERAL

     The Debentures will constitute a series of unsecured, subordinated debt securities, will be subordinated to Senior Indebtedness of the Company, as described herein, will be limited in aggregate principal amount to the aggregate principal amount of Debentures issued in the Exchange Offer and will mature on
              , 2025 (the "Stated Maturity"). The annual interest requirement on the Debentures (assuming shares of the Preferred Stock are exchanged) will be
$          .

QUARTERLY PAYMENTS

     Interest on the Debentures will accrue from the Issuance Date at a rate of % per annum and will be payable quarterly in arrears on March 31, June 30,
September 30 and December 31 of each year commencing September 30, 1995, to the persons in whose names the Debentures are registered on the relevant record dates, which will be March 15, June 15, September 15 and December 15, respectively (each a "Record Date").

     The amount of interest payable for any period will be computed on the basis of twelve 30-day months and a 360-day year and, for any period shorter than a full quarterly interest period, will be computed on the basis of the actual number of days elapsed in such period. In the event that any date on which interest is payable on the Debentures is not a Business Day, then payment of the amount payable on such date will be made on the next succeeding day which is a Business Day (and without interest or other payment in respect of any such delay) with the same force and effect as if made on such date, subject to certain rights of deferral described below. A "Business Day" shall mean any day other than a day on which banking institutions in the State of New York are authorized or obligated pursuant to law or executive order to close.

PAYMENT DEFERRAL

     The Company shall have the right at any time, on one or more occasions, so long as an Event of Default (as hereinafter defined) has not occurred and is not continuing under the Indenture with respect to the Debentures, to extend any interest payment period on the Debentures to a period not to exceed 20 consecutive quarterly interest payment periods and, as a consequence, the quarterly interest payments on the Debentures would be deferred (but would continue to accrue with interest thereon at the rate of interest on the Debentures) during any such Deferral Period. At the end of each Deferral Period, the Company shall pay all interest then accrued and unpaid (compounded quarterly). In the event the Company exercises this right, the Company shall not declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its Capital Stock or make any guarantee payments with respect to the foregoing during such Deferral Period. Therefore, the Company believes that the extension of a quarterly interest payment period on the Debentures is unlikely. During any Deferral Period, the Company may continue to extend the interest payment period by extending the Deferral Period; provided that the aggregate Deferral Period, as extended, must end on an Interest Payment Date and must not exceed 20 consecutive quarterly interest payment periods or extend beyond the maturity of the Debentures or any date on which the Debentures are fixed for redemption. The Company shall give the holders of Debentures notice of its election to defer payments or to extend the Deferral Period ten Business Days prior to the earlier of (i) the next scheduled quarterly payment date and (ii) the date the Company is required to give notice of the record date of such related interest payment to the NYSE or other applicable self-regulatory organization or to the holders of the Debentures, but in any event not less than two Business Days prior to such record date.

OPTIONAL REDEMPTION

     The Debentures will be redeemable at the option of the Company, in whole or in part, at any time on or after September 1, 1997 and prior to maturity, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the date fixed for redemption. If fewer than all the Debentures are redeemed, the Trustee under the Indenture shall select an appropriate and fair manner pursuant to which the Debentures shall be redeemed.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     The Company can discharge or defease its obligations under the Indenture as set forth below.

     Upon satisfaction of certain terms of the Indenture, the Company may discharge certain obligations to holders of the Debentures which have not already been delivered to the Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee cash or U.S. Government Obligations (as defined in the Indenture) as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of and interest on the Debentures.

     The Company may also, upon satisfaction of the conditions listed below, discharge certain obligations to holders of Debentures at any time ("defeasance"). Upon satisfaction of certain terms of the Indenture, the Company may instead be released with respect to the Debentures from the obligations imposed by Section 9.1 of the Indenture (which contains the covenant described below limiting consolidations, mergers and conveyances of assets), and omit to comply with such Section without creating an Event of Default ("covenant defeasance"). Defeasance or covenant defeasance may be effected only if, among other things: (i) the Company irrevocably deposits with the Trustee cash or U.S. Government Obligations, as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of and interest on all outstanding Debentures; (ii) the Company delivers to the Trustee an opinion of counsel to the effect that the holders of the Debentures will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if defeasance or covenant defeasance had not occurred (in the case of a defeasance, such opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of the Indenture, since such a result would not occur under current tax law); and (iii) (a) no event or condition shall exist that, pursuant to certain provisions described under "Subordination" below, would prevent the Company from making payments of principal of or interest on the Debentures at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after such deposit date and (b) the Company delivers to the Trustee an opinion of counsel to the effect (1) the trust funds will not be subject to any rights of holders of Senior Indebtedness and (2) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, except that if a court were to rule under any such law in any case or proceeding that the trust funds remained property of the Company, then the Trustee and the holders of the Debentures would be entitled to certain rights as secured creditors in such trust funds.

EVENTS OF DEFAULT

     An Event of Default is defined under the Indenture with respect to Debentures as being: (a) default in payment of any principal of the Debentures, either at maturity, upon any redemption, by declaration or otherwise; (b) default for 30 days in payment of any interest on the Debentures; (c) default for 90 days after written notice in the observance or performance of any covenant or warranty in the Debentures or the Indenture other than (i) a covenant or default in the performance of which, or breach of which, is dealt with otherwise below or, (ii) if the default described in this clause (c) is the result of changes in generally accepted accounting principles; or (d) certain events of bankruptcy, insolvency or reorganization of the Company.

     The Indenture provides that, (a) if an Event of Default described in clauses (a), (b) or (c) above (if the Event of Default under clause (c) is with respect to less than all series of debt securities then outstanding under the Indenture) occurs, the Trustee or the holders of not less than 25 percent in principal amount of the outstanding Debentures may then declare the entire principal of all outstanding Debentures and interest accrued thereon to be due and payable immediately and (b) if an Event of Default due to a default described in clause (c) above which is applicable to all series of debt securities then outstanding under the Indenture or due to certain events of bankruptcy, insolvency and reorganization of the Company, shall have occurred and be continuing, the Trustee or the holders of not less than 25 percent in principal amount of all securities then outstanding under the Indenture (treated as one class) may declare the entire principal of all outstanding Debentures and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived [(except a continuing default in payment of principal of, premium, if any, or interest on such debt securities)] by the holders of a majority in aggregate principal amount of the outstanding Debentures or by the holders of a majority in aggregate principal amount of all securities then outstanding (treated as one class), as applicable.

     The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during a default to act with the required standard of care, to be indemnified by the holders of Debentures issued under the Indenture before proceeding to exercise any right or power under the Indenture at the request of such holders. Subject to such provisions in the Indenture for the indemnification of the Trustee and certain other limitations, the holders of a majority in aggregate principal amount of the outstanding Debentures issued under the Indenture may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

     The Indenture provides that no holder of Debentures issued under the Indenture may institute any action against the Company under the Indenture (except actions for payment of overdue principal or interest) unless such holder previously shall have given to the Trustee written notice of default and continuance thereof and unless the holders of not less than 25 percent in principal amount of the outstanding Debentures issued under the Indenture shall have requested the Trustee to institute such action and shall have offered the Trustee reasonable indemnity and the Trustee shall not have instituted such action within 60 days of such request and the Trustee shall not have received direction inconsistent with such written request by the holders of a majority in principal amount of the outstanding Debentures issued under the Indenture.

     The Indenture contains a covenant that the Company will file annually with the Trustee a certificate of no default or a certificate specifying any default that exists.

MODIFICATION AND WAIVER

     The Indenture provides that the Company and the Trustee may enter into supplemental indentures (which conform to the provisions of the Trust Indenture
Act) without the consent of the holders to: (a) secure any debt securities issued thereunder (including the Debentures); (b) evidence the assumption by a successor of the obligations of the Company; (c) add further covenants for the protection of the holders; (d) cure any ambiguity or correct any inconsistency in the Indenture, so long as such action will not adversely affect the interests of the holders; (e) establish the form or terms of debt securities of any series; or (f) evidence the acceptance of appointment by a successor trustee.

     The Indenture also contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than the majority in principal amount of debt securities of each series issued under the Indenture then outstanding and affected (voting as one class) to add any provisions to, or change in any manner or eliminate any of the provisions of, the Indenture or modify in any manner the rights of the holders of the debt securities of each series so affected; provided that such changes conform to provisions of the Trust Indenture Act and provided that the Company and the Trustee may not, without the consent of each holder of outstanding debt securities affected thereby, (a) extend the final maturity or the principal of any debt securities, or reduce the principal amount thereof or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof or change the currency in which the principal thereof (including any amount in respect of original issue discount) or interest thereon is payable, or reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy or alter certain provisions of the Indenture relating to debt securities not denominated in U.S. dollars or for which conversion to another currency is required to satisfy the judgment of any court, or impair the right to institute suit for the enforcement of any payment on any debt securities when due or (b) reduce the aforesaid percentage in principal amount of debt securities of any series issued under the Indenture, the consent of the holders of which is required for any such modification.

     The Indenture may not be amended to alter the subordination of any outstanding subordinated debt securities issued thereunder (including the Debentures) without the consent of each holder of Senior Indebtedness then outstanding that would be adversely affected thereby.

CONSOLIDATION, MERGER AND CONVEYANCE OF ASSETS

     The Indenture provides that the Company will not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless the corporation formed by such consolidation or into which the Company is merged or the person which acquires such assets shall expressly assume the Company's obligations under the Indenture and the debt securities issued thereunder (including the Debentures) and immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing.

SUBORDINATION

     The Debentures will be expressly subordinate and junior in right of payment, to the extent and in the manner set forth in the Indenture, to all "Senior Indebtedness" of the Company. The Indenture defines "Senior Indebtedness" as obligations (other than nonrecourse obligations, the debt securities issued under the Indenture (including the Debentures) or any other obligations specifically designated as being subordinate in right of payment to Senior Indebtedness) of, or guaranteed or assumed by, the Company for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, and amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation.

     In the event (a) of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in respect of the Company or a substantial part of its property or (b) that (i) a default shall have occurred with respect to the payment of principal, premium, if any, or interest on or other monetary amounts due and payable on any Senior Indebtedness or (ii) there shall have occurred an Event of Default (other than a default in the payment of principal, premium, if any, or interest, or other monetary amounts due and payable) with respect to any Senior Indebtedness, as defined therein or in the instrument under which the same is outstanding, permitting the holder or holders thereof to accelerate the maturity thereof (with notice or lapse of time, or both), and such Event of Default shall have continued beyond the period of grace, if any, in respect thereof, and such default or Event of Default shall not have been cured or waived or shall not have ceased to exist, or (c) that the principal of and accrued interest on the subordinated debt securities (including the Debentures) shall have been declared due and payable upon an Event of Default pursuant to Section 5.1 of the Indenture and such declaration shall not have been rescinded and annulled as provided therein, then the holders of all Senior Indebtedness shall first be entitled to receive payment of the full amount unpaid thereon, or provision shall be made for such payment in money or money's worth, before the holders of any of the subordinated debt securities (including the Debentures) are entitled to receive a payment on account of the principal, premium, if any, or interest on the indebtedness evidenced by such subordinated debt securities.

     On May 2, 1995, approximately $1.5 billion of Senior Indebtedness was outstanding. The Indenture does not restrict the amount of Senior Indebtedness that the Company may incur. In addition, the Debentures will also be effectively subordinate to all existing and future obligations of the Company's subsidiaries. On May 2, 1995, approximately $1.5 billion of indebtedness of the Company's subsidiaries not included in Senior Indebtedness was outstanding.

FORM OF DEBENTURES

     The Debentures will be issued in fully registered form, without coupons. Investors may elect to hold Debentures directly or, subject to the rules and procedures of DTC described below, hold interests in a global certificate (the "Global Certificate") registered in the name of DTC or its nominee.

     Certain of the following information concerning the procedures and record keeping with respect to ownership interests in the Debentures, payment of interest and other payments on the Debentures to DTC Participants or Beneficial Owners (as hereafter defined), confirmation and transfer of ownership interests in the Debentures and other related transactions by and between DTC, the DTC Participants and Beneficial Owners is based solely on information contained in a published report of DTC.

     DTC, an automated clearinghouse for securities transactions, will act as securities depository for the Debentures. DTC is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the 1934 Act, as amended. DTC was created to hold securities of DTC Participants and facilitate the clearance and settlement of securities transactions among DTC Participants in such securities through electronic book-entry changes in accounts of DTC Participants, thereby eliminating the need for physical movement of security certificates. DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of which (and/or their representatives) own DTC. Access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly.

     Upon the issuance of a Global Certificate, DTC will credit on its book-entry registration and transfer system, the principal amount of the Debentures represented by such Global Certificate to the accounts of institutions that have accounts with DTC. The accounts to be credited shall be designated by the holders that sold such Debentures to such DTC Participants. Ownership of beneficial interests in a Global Certificate will be limited to DTC Participants or persons that may hold interests through DTC Participants. Ownership of beneficial interests in a Global Certificate will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC for such Global Certificate and on the records of DTC Participants (with respect to the interest of persons holding through DTC Participants). So long as DTC, or its nominee, is the owner of a Global Certificate, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Debentures represented by such Global Certificate for all purposes under the Indenture.

     Each person owning a beneficial interest in a Global Certificate must rely on the procedures of DTC and, if such person is not a DTC Participant, on the procedures of the DTC Participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, if it requests any action of holders or if an owner of a beneficial interest in a Global Certificate desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC would authorize DTC Participants holding the relevant beneficial interests to give or take such action, and such DTC Participants would authorize beneficial owners owning through such DTC Participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

     Principal and interest payments on the Debentures represented by a Global Certificate registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of such Global Certificate. The Company understands that it is DTC's practice to credit any DTC Participant's accounts with payments in amounts proportionate to their respective beneficial interests in the Debentures represented by the Global Certificate as shown on the records of DTC on the date payment is scheduled to be made, unless DTC has reason to believe that it will not receive payment on such date. The Company expects that payments by DTC Participants to owners of beneficial interests in such Global Certificate held through such DTC Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such DTC Participants. Accordingly, although owners who hold Debentures through DTC Participants will not possess Debentures in certificated form, the DTC Participants will provide a mechanism by which holders of Debentures will receive payments and will be able to transfer their interests.

     None of the Company, the Trustee or any other agent of the Company will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interest in such Global Certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     If DTC or a successor depository is at any time unwilling or unable to continue as depository of the Global Certificates and a successor depository is not appointed by the Company within ninety days, the Company will issue certificated Debentures in exchange for the Global Certificates. In addition, the Company may at any time determine not to have Debentures represented by a Global Certificate and, in such event, will issue certificated Debentures equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such certificated Debentures.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Debentures will be made by a purchaser in immediately available funds. While the Debentures are in the book-entry system described above, all payments of principal and interest will be made by the Trustee on behalf of the Company to DTC in immediately available funds.

     Debentures represented by Global Certificates registered in the name of DTC or its nominee will trade in DTC's Same-Day Fund Settlement System until maturity. During such period, secondary market trading activity in the Debentures will settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on the trading activity in the Debentures.

GOVERNING LAW

     The Indenture and the Debentures are governed by and construed in accordance with the laws of the State of New York.

CONCERNING THE TRUSTEE

     Chemical Bank is one of a number of banks with which the Company and its subsidiaries maintain ordinary banking relationships and with which the Company and its subsidiaries maintain credit facilities. Chemical Bank is also Trustee under that certain Senior Debt Indenture dated as of July 19, 1990 relating to certain Senior Indebtedness of the Company.

                       DESCRIPTION OF THE PREFERRED STOCK

GENERAL

     The following description relating to the Preferred Stock set forth herein does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Restated Certificate of Incorporation ("Certificate"). Copies of the Certificate are available from the Company upon request.

     The Preferred Stock ranks equally with all other series of preferred stock of the Company (the only other preferred stock of the Company currently outstanding is 2.5 million shares of its series of $3.50 convertible preferred stock) and senior to the Company's Junior Preferred Stock (none of which is currently outstanding) and common stock upon liquidation and as to dividends and redemption. If dividends or amounts payable on liquidation are not paid in full on the preferred stock of all series, then all series share ratably in the amount available therefor.

DIVIDENDS

     Holders of the shares of the Preferred Stock are entitled to receive, when and if declared by the Board of Directors, an annual cash dividend of $2.21 per share, payable in quarterly installments on March 1, June 1, September 1 and December 1. Dividends on the Preferred Stock are cumulative. Dividends are payable to holders of record as they appear on the stock books of the Company on such record dates not more than 60 nor less than 10 days preceding the payment dates as shall be fixed by the Board of Directors.

LIQUIDATION RIGHTS

     In the event of any liquidation, dissolution or winding up of the Company, the holders of shares of the Preferred Stock are entitled to receive out of assets of the Company available for distribution to shareholders, before any distribution of assets is made to holders of common stock, liquidating distributions in the amount of $25 per share plus dividends accrued and accumulated but unpaid to the redemption date. If upon any liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Stock and any other Preferred Stock ranking as to any such distribution on a parity with the Preferred Stock are not paid in full, the holders of the Preferred Stock and of any other preferred stock of the Company will share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of the Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company. Neither a consolidation or merger of the Company with another corporation nor a sale or transfer of all or part of the Company's assets for cash or securities shall be considered a liquidation, dissolution or winding up of the Company.

OPTIONAL REDEMPTION

     The Preferred Stock is not subject to any mandatory redemption or sinking fund provision. The Preferred Stock is redeemable on at least 30 but not more than 60 days' notice, at the option of the Company, as a whole or in part, at any time on and after September 1, 1997 at a redemption price equal to $25 per share plus dividends accrued and accumulated but unpaid to the redemption date.

     If full cumulative dividends on the Preferred Stock have not been paid, the Preferred Stock may not be redeemed in part and the Company may not purchase or acquire any shares of the Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of the Preferred Stock. If less than all the outstanding shares of the Preferred Stock are to be redeemed, the Company will select those to be redeemed by lot or a substantially equivalent method.

VOTING RIGHTS

     Except as indicated below, the holders of shares of the Preferred Stock have no voting rights. If the equivalent of six quarterly dividends payable on the Preferred Stock or on any other preferred stock is in arrears, the number of directors of the Company will be increased by two and the holders of all outstanding shares of the Preferred Stock, voting as a single class without regard to series, will be entitled to elect the additional two directors until all dividends in arrears have been paid or declared and set apart for payment.

MISCELLANEOUS

     The Preferred Stock is not convertible into, or exchangeable for, shares of common stock of the Company. The Preferred Stock has no preemptive rights. All of the Preferred Stock is fully paid and nonassessable. The Preferred Stock may not be called, retired or in any way redeemed, except pursuant to the redemption provisions set out above.

                                 LEGAL OPINIONS

     The validity of the Debentures will be passed upon for the Company by J. Furman Lewis, Esq., Senior Vice President and General Counsel of the Company, and for the Dealer Managers by Davis Polk & Wardwell. Miller & Chevalier, Chartered, special tax counsel to the Company, has passed upon certain United States federal income tax considerations with respect to the Debentures.

                                    EXPERTS

     The consolidated financial statements and schedules included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994, incorporated by reference in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing therein and incorporated herein by reference. The financial statements and schedules referred to above are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     Facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal, certificates representing shares of the Preferred Stock, Notices of Guaranteed Delivery and any other required documents should be sent by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at one of the addresses as set forth below:

                             The Exchange Agent is:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

          BY HAND/OVERNIGHT COURIER                                BY MAIL
             Tenders & Exchanges                             Tenders & Exchanges
               Suite 4680-WCI                                   P.O. Box 2559
          14 Wall Street, 8th Floor                          Mail Suite 4660-WCI
             New York, NY 10005                             Jersey City, NJ 07303

                             Facsimile Transmission
                        (For Eligible Institutions Only)
                                 (201) 222-4720
                                 (201) 222-4721

                             Confirm by Telephone:
                                 (201) 222-4707

               Shareholder Inquiries Regarding Lost Certificates:
                                 1-201-324-0137

     Any questions or requests for assistance or additional copies of this Prospectus, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Managers at their respective telephone numbers and locations set forth below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Exchange Offer.

                           The Information Agent is:

                               MORROW & CO., INC.

              909 Third Avenue                          14755 Preston Road, Suite 725
          New York, New York 10022                           Dallas, Texas 75240

                       Banks and Brokers call toll-free:
                                 1-800-662-5200

                           All others call toll-free:
                                 1-800-566-9058

                The Dealer Managers for the Exchange Offer are:

                                Lehman Brothers
                           Liability Management Group
                          Three World Financial Center
                                200 Vesey Street
                               New York, NY 10285
                           Contact: David B. Parsons
                           1-800-438-3242 (toll free)
                            1-212-528-7581 (collect)

                       Morgan Stanley & Co. Incorporated
                          1221 Avenue of the Americas
                               New York, New York
                      1-800-422-6464 ext. 6905 (toll free)

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company, a Delaware corporation, is empowered by Section 145 of the General Corporation Law of the State of Delaware, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any threatened, pending or completed action, suit or proceeding in which such person is made party by reason of their being or having been a director, officer, employee or agent of the Company. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The By-laws of the Company provide for indemnification by the Company of its directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. In addition, the Company has entered into indemnity agreements with its directors and certain officers providing for, among other things, the indemnification of and the advancing of expenses to such individuals to the fullest extent permitted by law, and to the extent insurance is maintained, for the continued coverage of such individuals.

     Policies of insurance are maintained by the Company under which the directors and officers of the Company are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


EXHIBIT
  NO.                                         DESCRIPTION
- -------                                       -----------
 **1.1    Form of Dealer Managers Agreement between the Company and Lehman Brothers and
          Morgan Stanley & Co. Incorporated.

  *2.1    Agreement and Plan of Merger, dated as of December 12, 1994, among Williams, WC
          Acquisition Corp. and Transco (filed as Exhibit (c)(1) to Schedule 14D-1, dated
          December 16, 1994).

  *2.2    Amendment to Agreement and Plan of Merger, dated as of February 17, 1995 (filed as
          Exhibit 6 to Amendment No. 8 to Schedule 13D, dated February 23, 1995).

  *4.1    Form of Senior Debt Indenture (filed as Exhibit 4.1 to the Form S-3 Registration
          Statement No. 33-33294 filed February 2, 1990).

 **4.2    Form of Subordinated Debt Indenture.

  *4.3    Form of Floating Rate Senior Note (filed as Exhibit 4.3 to the Form S-3
          Registration Statement No. 33-33294 filed February 2, 1990).

  *4.4    Form of Fixed Rate Senior Note (filed as Exhibit 4.4 to the Form S-3 Registration
          Statement No. 33-33294 filed February 2, 1990).

  *4.5    Form of Floating Rate Subordinated Note (filed as Exhibit 4.5 to the Form S-3
          Registration Statement No. 33-33294 filed February 2, 1990).

  *4.6    Form of Fixed Rate Subordinated Note (filed as Exhibit 4.6 to the Form S-3
          Registration Statement No. 33-33294 filed February 2, 1990).

  *4.7    Form of Debt Warrant Agreement (filed as Exhibit 4.7 to the Form S-3 Registration
          Statement No. 33-33294 filed February 2, 1990).

  *4.8    Form of Stock Warrant Agreement (filed as Exhibit 4.8 to the Form S-3 Registration
          Statement No. 33-49835 filed July 27, 1993).

EXHIBIT
  NO.                                         DESCRIPTION
- -------                                       -----------
  *4.9    Restated Certificate of Incorporation of the Company (filed as Exhibit 4(a) to Form
          8-B Registration Statement filed August 20, 1987).

  *4.10   Certificate of Amendment of Restated Certificate of Incorporation of the Company,
          dated May 20, 1994 (filed as Exhibit 3(d) to Form 10-K for the year ended December
          31, 1994).

  *4.11   Certificate of designation with respect to the $2.21 Cumulative Preferred Stock
          (filed as Exhibit 4.3 to the Registration Statement on Form S-3 filed August 19,
          1992).

  *4.12   Certificate of Increase of Authorized Number of Shares of Series A Junior
          Participating Preferred Stock (filed as Exhibit 3(c) to Form 10-K for the year ended December 31, 1988).

  *4.13   Form of Certificate of Designation Preferences and Rights with respect to the $3.50
          Cumulative Convertible Preferred Stock (filed as Exhibit 4.1 to Amendment No. 2 to
          Form S-4 Registration Statement No. 33-57639, filed March 30, 1995).

  *4.14   Amended and Restated Rights Agreement, dated as of July 12, 1988, between the
          Company and First Chicago Trust Company of New York (filed as Exhibit 4(c) to Form
          8, dated July 28, 1988).

  *4.15   By-laws of the Company (filed as Exhibit 3 to Form 10-Q for the quarter ended
          September 30, 1993).

  *4.16   U.S. $800,000,000 Credit Agreement, dated as of February 23, 1995, among the
          Company and certain of its subsidiaries and the banks named therein and Citibank,
          N.A., as agent (filed as Exhibit 4(b) to Form 10-K for the year ended December 31,
          1994).

  *4.17   6% Convertible Subordinated Debenture Due 2005 and Warrant to Purchase Common Stock
          issued to Williams Holdings of Delaware on April 15, 1995 (filed as Exhibit 4.10 to
          Form S-8 Registration Statement No. 33-58969, filed May 1, 1995).

  *4.18   Form of Senior Debt Indenture between the Company and Chemical Bank, Trustee, relating to the 10 1/4% Debentures, due 2020; the 9 3/8% Debentures, due 2021; the
          8 1/4% Notes, due 1998; and Medium-Term Notes (8.50%-9.31%), due 1996 through 2001;
          the 7 1/2% Notes, due 1999, and the 8 7/8% Debentures, due 2012 (filed as Exhibit
          4.1 to Form S-3 Registration Statement No. 33-33294, filed February 2, 1990).

 **5.1    Opinion and Consent of J. Furman Lewis, Esq., Senior Vice President and General
          Counsel of the Company.

 **8.1    Tax Opinion of Miller & Chevalier, Chartered.

 *12.1    Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock
          Dividend Requirements (filed as Exhibit 12 to Form 10-K for the year ended December
          31, 1994).

  23.1    Consent of Ernst & Young LLP.

**23.2    Consent of J. Furman Lewis, Esq. (contained in Exhibit 5.1).

**24.1    Directors' Powers of Attorney.

**25.1    Statement of Eligibility of Trustee.

**99.1    Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other
          Nominees.

  99.2    Form of Letter from Brokers, Dealers, Commercial Banks, Trust Companies and other nominees to their clients.

**99.3    Form of Letter to holders of shares of Preferred Stock dated             , 1995.

  99.4    Form of Letter of Transmittal.

EXHIBIT
  NO.                                         DESCRIPTION
- -------                                       -----------
**99.5    Form of Notice of Guaranteed Delivery.

  99.6    Form of Questions and Answers Sheet to be sent to holders of shares of the
          Preferred Stock and to be used by Brokers, Dealers, Commercial Banks, Trust
          Companies and other nominees in responding to inquiries from their clients.



- ---------------
 * Each such exhibit has heretofore been filed with the Securities and Exchange Commission as part of the filing indicated and is incorporated herein by reference.

** Previously filed.

ITEM 22. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan annual report pursuant to Section 15(d) of the Securities Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (2) To respond to requests for information incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

          (3) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on June 29, 1995.


                                          THE WILLIAMS COMPANIES, INC.
                                          (Registrant)


                                          By: /s/ J. Furman Lewis


                                            ------------------------------------

                                            J. Furman Lewis
                                            Senior Vice President
                                            and General Counsel



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                 TITLE                      DATE
                  ---------                                 -----                      ----

                                               Chairman of the Board, Chief       June 29, 1995
- ---------------------------------------------    Executive Officer, President
Keith E. Bailey*                                 and Director (principal
                                                 executive officer)

                                               Senior Vice President Finance      June 29, 1995
- ---------------------------------------------    and Chief Financial Officer
Jack D. McCarthy*                                (principal financial officer)

                                               Controller (principal              June 29, 1995
- ---------------------------------------------    accounting officer)
Gary R. Belitz*

                                               Director                           June 29, 1995
- ---------------------------------------------
Harold W. Andersen*

                                               Director                           June 29, 1995
- ---------------------------------------------
Ralph E. Bailey*

                                               Director                           June 29, 1995
- ---------------------------------------------
Glenn A. Cox*

                                               Director                           June 29, 1995
- ---------------------------------------------
Thomas H. Cruikshank*

                                               Director                           June 29, 1995
- ---------------------------------------------
Ervin S. Duggan

                                               Director                           June 29, 1995
- ---------------------------------------------
Robert J. LaFortune

                  SIGNATURE                                 TITLE                      DATE
                  ---------                                 -----                      ----

                                               Director                           June 29, 1995
- ---------------------------------------------
James C. Lewis*

                                               Director                           June 29, 1995
- ---------------------------------------------
Jack A. MacAllister*

                                               Director                           June 29, 1995
- ---------------------------------------------
James A. McClure*

                                               Director                           June 29, 1995
- ---------------------------------------------
Peter C. Meinig

                                               Director                           June 29, 1995
- ---------------------------------------------
Kay A. Orr*

                                               Director                           June 29, 1995
- ---------------------------------------------
Gordon R. Parker*

                                               Director                           June 29, 1995
- ---------------------------------------------
Joseph H. Williams*



*By: /s/ J. Furman Lewis


        --------------------------------------------------------------

        J. Furman Lewis

        Attorney-in-fact

                                 EXHIBIT INDEX



                                                                                     SEQUENTIALLY
EXHIBIT                                                                                NUMBERED
  NO.                                    DESCRIPTION                                     PAGE
- -------   -------------------------------------------------------------------------  ------------
 **1.1    Form of Dealer Managers Agreement between the Company and Lehman Brothers and Morgan Stanley & Co. Incorporated.

  *2.1    Agreement and Plan of Merger, dated as of December 12, 1994, among
          Williams, WC Acquisition Corp. and Transco (filed as Exhibit (c)(1) to
          Schedule 14D-1, dated December 16, 1994).

  *2.2    Amendment to Agreement and Plan of Merger, dated as of February 17, 1995
          (filed as Exhibit 6 to Amendment No. 8 to Schedule 13D, dated February
          23, 1995).

  *4.1    Form of Senior Debt Indenture (filed as Exhibit 4.1 to the Form S-3
          Registration Statement No. 33-33294 filed February 2, 1990).

 **4.2    Form of Subordinated Debt Indenture.

  *4.3    Form of Floating Rate Senior Note (filed as Exhibit 4.3 to the Form S-3
          Registration Statement No. 33-33294 filed February 2, 1990).

  *4.4    Form of Fixed Rate Senior Note (filed as Exhibit 4.4 to the Form S-3
          Registration Statement No. 33-33294 filed February 2, 1990).

  *4.5    Form of Floating Rate Subordinated Note (filed as Exhibit 4.5 to the Form
          S-3 Registration Statement No. 33-33294 filed February 2, 1990).

  *4.6    Form of Fixed Rate Subordinated Note (filed as Exhibit 4.6 to the Form
          S-3 Registration Statement No. 33-33294 filed February 2, 1990).

  *4.7    Form of Debt Warrant Agreement (filed as Exhibit 4.7 to the Form S-3
          Registration Statement No. 33-33294 filed February 2, 1990).

  *4.8    Form of Stock Warrant Agreement (filed as Exhibit 4.8 to the Form S-3
          Registration Statement No. 33-49835 filed July 27, 1993).

  *4.9    Restated Certificate of Incorporation of the Company (filed as Exhibit
          4(a) to Form 8-B Registration Statement filed August 20, 1987).

  *4.10   Certificate of Amendment of Restated Certificate of Incorporation of the
          Company, dated May 20, 1994 (filed as Exhibit 3(d) to Form 10-K for the year ended December 31, 1994).

  *4.11   Certificate of designation with respect to the $2.21 Cumulative Preferred
          Stock (filed as Exhibit 4.3 to the Registration Statement on Form S-3
          filed August 19, 1992).

  *4.12   Certificate of Increase of Authorized Number of Shares of Series A Junior
          Participating Preferred Stock (filed as Exhibit 3(c) to Form 10-K for the year ended December 31, 1988).

  *4.13   Form of Certificate of Designation Preferences and Rights with respect to the $3.50 Cumulative Convertible Preferred Stock (filed as Exhibit 4.1 to
          Amendment No. 2 to Form S-4 Registration Statement No. 33-57639, filed
          March 30, 1995).

  *4.14   Amended and Restated Rights Agreement, dated as of July 12, 1988, between the Company and First Chicago Trust Company of New York (filed as Exhibit
          4(c) to Form 8, dated July 28, 1988).

  *4.15 By-laws of the Company (filed as Exhibit 3 to Form 10-Q for the quarter ended September 30, 1993).

  *4.16 U.S. $800,000,000 Credit Agreement, dated as of February 23, 1995, among the Company and certain of its subsidiaries and the banks named therein and Citibank, N.A., as agent (filed as Exhibit 4(b) to Form 10-K for the year ended December 31, 1994).


                                                                                     SEQUENTIALLY
EXHIBIT                                                                                NUMBERED
  NO.                                    DESCRIPTION                                     PAGE
- -------   -------------------------------------------------------------------------  ------------
  *4.17   6% Convertible Subordinated Debenture Due 2005 and Warrant to Purchase
          Common Stock issued to Williams Holdings of Delaware on April 15, 1995
          (filed as Exhibit 4.10 to Form S-8 Registration Statement No. 33-58969,
          filed May 1, 1995).

  *4.18   Form of Senior Debt Indenture between the Company and Chemical Bank,
          Trustee, relating to the 10 1/4% Debentures, due 2020; the 9 3/8%
          Debentures, due 2021; the 8 1/4% Notes, due 1998; and Medium-Term Notes
          (8.50%-9.31%), due 1996 through 2001; the 7 1/2% Notes, due 1999, and the
          8 7/8% Debentures, due 2012 (filed as Exhibit 4.1 to Form S-3
          Registration Statement No. 33-33294, filed February 2, 1990).

 **5.1    Opinion and Consent of J. Furman Lewis, Esq., Senior Vice President and
          General Counsel of the Company.

 **8.1    Tax Opinion of Miller & Chevalier, Chartered.

 *12.1    Computation of Ratio of Earnings to Combined Fixed Charges and Preferred
          Stock Dividend Requirements (filed as Exhibit 12 to Form 10-K for the year ended December 31, 1994).

  23.1    Consent of Ernst & Young LLP.

**23.2    Consent of J. Furman Lewis, Esq. (contained in Exhibit 5.1).

**24.1    Directors' Powers of Attorney.

**25.1    Statement of Eligibility of Trustee.

**99.1    Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and
          other Nominees.

  99.2 Form of Letter from Brokers, Dealers, Commercial Banks, Trust Companies and other nominees to their clients.

**99.3    Form of Letter to holders of shares of Preferred Stock dated
                      , 1995.

  99.4    Form of Letter of Transmittal.

**99.5    Form of Notice of Guaranteed Delivery.

  99.6    Form of Questions and Answers Sheet to be sent to holders of shares of the Preferred Stock and to be used by Brokers, Dealers, Commercial Banks,
          Trust Companies and other nominees in responding to inquiries from their clients.



- ---------------
 * Each such exhibit has heretofore been filed with the Securities and Exchange Commission as part of the filing indicated and is incorporated herein by reference.


** Previously filed.